EXHIBIT 2.1

UNIT PURCHASE AGREEMENT

by and between

CHARGE ENTERPRISES, INC.,

NEXTRIDGE, INC.,

PAUL M. WILLIAMS,

and

GREENSPEED ENERGY SOLUTIONS, L.L.C.

DATED AS OF AUGUST 1, 2023

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UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of August 1, 2023, is entered into by and between NEXTRIDGE, INC., a New York corporation (“Buyer”), CHARGE ENTERPRISES, INC., a Delaware corporation and the ultimate parent of Buyer (“Charge”), PAUL M. WILLIAMS, an individual with an address at [OMITTED] (the “Member”), and GREENSPEED ENERGY SOLUTIONS, L.L.C., a Georgia limited liability company (the “Company”). Annex A hereto contains definitions of certain initially capitalized terms used in this Agreement.

RECITALS

WHEREAS, the Member owns all of the issued and outstanding units of membership interest of the Company (the “Units”); and

WHEREAS, the Member wishes to sell to Buyer, and Buyer wishes to purchase from the Member, the Units, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, the Member shall sell, transfer and deliver the Units to Buyer, and Buyer shall purchase the Units from the Member, free and clear of all Encumbrances.

1.2 Purchase Price.

(a) The purchase price for the Units and for the covenants and agreements of the Member hereunder shall be Eight Million Dollars ($8,000,000) (the “Purchase Price”), which shall be paid Six Million Dollars ($6,000,000) in cash (the “Cash Portion”) and Two Million Dollars ($2,000,000) in Stock Consideration, each of which shall be subject to the adjustments as hereinafter provided and paid to the Member as set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, if there is a Closing Working Capital Deficit, fifty percent (50%) of the amount of the Closing Working Capital Deficit shall reduce the Closing Cash Payment, and the other fifty percent (50%) shall reduce the Earnout Funds and the Cumulative Maximum Earnout Funds in accordance with Section 1.6 hereof. For the avoidance of doubt, all adjustments to the Purchase Price shall be first made to the Cash Portion. If the Cash Portion is reduced to zero, adjustments to the Purchase Price shall then be made to the Stock Consideration.

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(b) The Purchase Price, as adjusted in accordance with the terms of this Agreement (and any other amounts treated as purchase consideration for U.S. federal, state and local income tax purposes), shall be allocated for tax purposes among the assets of the Company and the covenants contained in Section 6.6, as set forth on Exhibit A (“Allocation Schedule”), which has been prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Member and Buyer shall each file IRS Form 8594 as required under Section 1060 of the Code. The Member and Buyer shall prepare their respective federal, state and local Tax Returns (including their respective IRS Forms 8594) in a manner consistent with such Allocation Schedule, and neither the Member nor Buyer shall take any position on any Tax Return inconsistent therewith. Buyer and the Member agree to provide the other promptly with any other information reasonably necessary to complete IRS Form 8594. The Allocation Schedule shall be adjusted for any adjustment to the Purchase Price (and any other amounts treated as purchase consideration for U.S. federal, state and local income tax purposes) in accordance with the principles pursuant to which such Allocation Schedule was prepared.

1.3 Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a written statement (the form and substance of which shall be subject to Buyer’s approval, which approval shall not be unreasonably withheld) (the “Estimated Closing Statement”) that includes a good-faith estimated balance sheet of the Company as of the Effective Time prepared in accordance with the Accounting Principles (the “Estimated Closing Balance Sheet”) and a good-faith estimate of the following:

(a) The Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”);

(b) The Closing Company Indebtedness (the “Estimated Closing Company Indebtedness”);

(c) The Closing Working Capital (the “Estimated Closing Working Capital”) and, as determined by calculating the difference between the Closing Working Capital and the Target Closing Working Capital, the Closing Working Capital Surplus (the “Estimated Closing Working Capital Surplus”) or the Closing Working Capital Deficit (the “Estimated Closing Working Capital Deficit”), as applicable;

(d) The Adjusted Purchase Price (the “Estimated Adjusted Purchase Price”);

(e) The Stock Consideration; and

(f) The Closing Cash Payment.

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1.4 Manner of Payment.

(a) At Closing, Buyer shall issue to the Member the Stock Consideration, less the Holdback Stock. Such shares of Stock Consideration shall be issued as a book entry with Manhattan Transfer Registrar Co. (the “Transfer Agent”) and not issued as physical stock certificates and shall be subject to the Leak Out Agreement. The Holdback Stock shall be pledged to Buyer pursuant to that certain Indemnity Holdback Pledge Agreement by and between the Member and Buyer (the “Indemnity Holdback Pledge Agreement”).

(b) Nine (9) months following the Closing Date, Buyer shall instruct the Transfer Agent to release to the Member shares of Stock Consideration constituting fifty percent (50%) of the Holdback Stock, less any shares of the Holdback Stock that were utilized during such period, or may be utilized in connection with a potential indemnification obligation arising during such period, to satisfy any settled or pending indemnification obligations of the Member pursuant to this Agreement.

(c) Eighteen (18) months following the Closing Date, Buyer shall instruct the Transfer Agent to release to the Member shares of Stock Consideration constituting all of the Holdback Stock, less any shares of the Holdback Stock that were utilized during such period, or may be utilized in connection with a potential indemnification obligation during such period, to satisfy any settled or pending indemnification obligations of the Member pursuant to this Agreement.

(d) To the extent that any Company Encumbrances are in existence at the time of Closing, Buyer may pay any amount to any Person necessary to remove such Encumbrances from the Closing Cash Payment pursuant to such documents as may be provided by the Company and the Member under Section 2.3(g) (the “Encumbrance Removal Expenses”);

(e) At Closing, the Closing Cash Payment (as it may be adjusted in accordance with the terms of this Agreement), shall be paid to the Member in the form of immediately available funds by wire transfer.

(f) Notwithstanding anything to the contrary in this Agreement or any Transaction Document, Buyer, Charge and their respective Affiliates and agents shall each be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement and the other Transaction Documents to any Person such amounts as it is required to deduct and withhold with respect to such payment under the Code, the Treasury Regulations or any other provision of applicable Law. To the extent that amounts are so withheld by Buyer, Charge or their respective Affiliates or agents, such withheld amounts shall be treated for all purposes of this Agreement and the Transaction Documents as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Buyer, Charge or such Affiliate or agent.

1.5 Post-Closing Adjustment.

(a) Within one hundred eighty (180) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Member a written statement (the “Closing Statement”) that shall include a balance sheet of the Company as of the Effective Time prepared in accordance with the Accounting Principles and a calculation and a statement of the Adjusted Purchase Price, including good faith calculations of each component thereof. For the avoidance of doubt, when preparing the Closing Statement, Buyer shall utilize the same ASC 606 methodology used by the Company when it prepared its December 31, 2022 Financial Statements, as well as its internal financial statements for the for the six month period ended June 30, 2023 and any financial statements to be prepared as of July 31, 2023. The Company currently recognizes revenue and gross profit on any materials, including uninstalled materials charged to a job. For purposes of this transaction, this methodology has been determined to be acceptable by the Buyer.

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(b) During the thirty (30) day period following Buyer’s delivery of the Closing Statement to the Member (the “Review Period”), Buyer shall provide the Member and his Representatives reasonable access to the relevant books and records of the Company for the purpose of facilitating the Member’s review of the Closing Statement. The Closing Statement shall become final and binding on the last day of the Review Period, unless prior to the end of the Review Period, the Member delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”), which shall set forth in reasonable detail (i) the items or amounts with which the Member disagrees and the basis for such disagreement (which disagreement shall be limited to mathematical errors, the asserted failure of such calculation of the Closing Statement to be made in accordance with the terms of this Section 1.5 (including the interpretation of the GAAP) or the determination of whether the relevant requirements have been satisfied) and (ii) the Member’s proposed adjustments to the Closing Statement. The Member shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in a Notice of Disagreement provided prior to the end of the Review Period.

(c) During the thirty (30) day period following delivery of a Notice of Disagreement by the Member to Buyer (the “Resolution Period”), such parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between the Member and Buyer within the Resolution Period shall be final and binding on the parties for all purposes hereunder. If the Member and Buyer have not resolved all such differences by the end of the Resolution Period, the Member and Buyer shall submit, in writing, such differences to the Accounting Expert. The “Accounting Expert” shall be Marcum LLP, or, in the event that it is not available or is not a Neutral Accounting Firm, a Neutral Accounting Firm selected by mutual agreement of Buyer and the Member; provided, however, that (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Expert, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Expert. A “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any party, or any Affiliate of either, and has not done so within the two year period prior thereto.

(d) The parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section 1.5(d). The parties shall make readily available to the Accounting Expert all relevant books and records within such party’s control reasonably requested by the Accounting Expert. Each party shall present a brief to the Accounting Expert (which brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Accounting Expert detailing such party’s views as to the correct nature and amount of each item remaining in dispute from the Notice of Disagreement (and for the avoidance of doubt, no party may introduce a dispute to the Accounting Expert that was not originally set forth on the Notice of Disagreement). Within ten (10) days of receipt of the brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Accounting Expert (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (and speak) at such presentation), within thirty (30) days of the appointment of the Accounting Expert. The Accounting Expert shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. There shall be no ex parte communications between any party (or its Representatives), on the one hand, and the Accounting Expert, on the other hand, relating to any disputed matter and unless requested by the Accounting Expert in writing, no party may present any additional information or arguments to the Accounting Expert, either orally or in writing. The Accounting Expert shall consider only those items and amounts in the Member’s and Buyer’s respective calculations that are identified as being items and amounts to which the Member and Buyer have been unable to agree and shall act as an expert only (and thus not as an arbitrator). In resolving any disputed item, the Accounting Expert may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Member, or less than the smallest value for such item claimed by Buyer or the Member. The Accounting Expert shall make a written determination within sixty (60) days of its appointment as to (1) each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest mathematical error or manifest disregard for the provisions of this Section 1.5 (and, in the event of such manifest error or disregard, the written determination shall be referred back to the Accounting Expert to correct the same) and (2) its final determination of the Adjusted Purchase Price (the final determination of the Adjusted Purchase Price by the Parties or the Accounting Expert, as the case may be, under this Section 1.5(d), the “Final Adjusted Purchase Price”). Notwithstanding the foregoing, the Accounting Expert shall have no authority to resolve any dispute regarding the interpretation of any provision of this Agreement or whether Buyer has breached any covenant contained herein, it being understood and agreed that any such dispute shall be resolved solely as provided in Article 9. All fees and expenses of the Accounting Expert in resolving the dispute shall be allocated between the Member, on the one hand, and Buyer, on the other hand, such that the amount paid by the Member bears the same proportion that the aggregate dollar amount unsuccessfully disputed by the Member bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and Buyer shall pay the balance. For purposes of illustration only, if the Closing Company Transaction Expenses is disputed to be $900 by the Member and $1,000 by Buyer, and the Closing Company Transaction Expenses is determined by the Accounting Expert to be $940, then the Member would bear 40% of the fees and expenses of the Accounting Expert because the amount disputed was $100 and the amount unsuccessfully disputed by the Member was $40.

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(e) If the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price, Buyer shall promptly (and in no event later than five (5) Business Days following the final determination of the Final Adjusted Purchase Price) pay the amount of the difference between the Final Adjusted Purchase Price and the Estimated Adjusted Purchase Price to the Member by wire transfer of immediately available funds to the account or accounts designated in writing by the Member; and

(f) If the Final Adjusted Purchase Price is less than the Estimated Adjusted Purchase Price (in which case the amount shall be deemed to be equal to the absolute value of such amount), the Member shall promptly (and in no event later than five (5) Business Days following the final determination of the Final Adjusted Purchase Price) pay the shortfall to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer. Notwithstanding the foregoing, Buyer shall have the right (but not the obligation), in its sole discretion, to set-off the shortfall amount against any Earnout Funds payable or that may be payable under Section 1.6 hereof.

(g) For avoidance of doubt, nothing in this Section 1.5 shall limit Buyer’s right to seek indemnification pursuant to Article 9.

1.6 Earnout.

(a) General. As additional consideration for the Units, Buyer shall, solely to the extent actually earned, pay to the Member, in cash by wire transfer of immediately available funds as and when due in accordance with this Section 1.6, the Earnout Funds calculated as set forth in this Section 1.6.

(b) Definitions. For purposes of this Section 1.6, the capitalized terms below have the following definitions:

(i) “Cumulative Maximum Earnout Funds” means $7,000,000 minus fifty percent (50%) of the Closing Working Capital Deficit, if any.

(ii) “Earnout Funds” means the cash payments, if any, to be made by Buyer to the Member based upon EBITDA for the Earnout Measurement Period.

(iii) “Earnout Measurement Period” means each of the First Earnout Measurement Period and the Second Earnout Measurement Period.

(iv) “EBITDA” means, for each Earnout Measurement Period, as determined in accordance with the Accounting Principles during each Earnout Measurement Period and the principles and procedures to be agreed to by the Parties within sixty (60) days of the Closing Date (the “Earnout Principles”), calculated before allocation of interest, tax, depreciation or amortization.

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(v) “First Earnout Measurement Period” means the first full four (4) calendar quarter period beginning at the start of the first calendar quarter immediately following the Closing.

(vi) “Second Earnout Measurement Period” means the first four (4) calendar quarters beginning immediately following the First Earnout Measurement Period.

(c) Calculation of Earnout Funds. The Earnout Funds shall consist of the following:

(i) If the Company generates EBITDA during an Earnout Measurement Period less than zero, the Earnout Funds for such Earnout Measurement Period shall equal $0.

(ii) If the Company generates EBITDA during an Earnout Measurement Period greater than zero but less than $2,500,000, then Earnout Funds for such Measurement Period shall equal to (A) the product of $3,500,000 multiplied by the quotient of (y) EBITDA for such Earnout Measurement Period divided by (z) $2,500,000, minus (B) twenty-five percent (25%) of the Closing Working Capital Deficit, if any.

(iii) If the Company generates EBITDA during an Earnout Measurement Period equal to or greater than $2,500,000, then the Earnout Funds for such Earnout Measurement Period shall equal $3,500,000 minus twenty-five percent (25%) of the Closing Working Capital Deficit, if any.

(iv) Notwithstanding the foregoing, if the Company generates a combined total EBITDA during the First Earnout Measurement Period and the Second Earnout Measurement Period equal to or greater than $5,000,000, then the Earnout Funds for the Second Earnout Period shall be increased to include such amount so that the total amount of Earnout Funds for the Earnout Measurement Periods shall equal the Cumulative Maximum Earnout Funds.

(v) For the avoidance of doubt, in no event shall the total cumulative Earnout Funds for all Earnout Measurement Periods exceed the Cumulative Maximum Earnout Funds.

(d) Earnout Statements.

(i) No later than 45 days after the expiration of each Earnout Measurement Period, Buyer shall deliver to the Member a statement that reflects, in reasonable detail, EBITDA for such Earnout Measurement Period (the “Earnout Statement”) along with reasonable supporting documentation, and the resulting Earnout Funds payable by Buyer in relation to such Earnout Measurement Period, if any.

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(ii) If the Member has any objections to the calculation of EBITDA and the resulting Earnout Funds prepared by Buyer, then the Member shall deliver a detailed written statement (the “Earnout Objection”) describing the objections to Buyer within 30 days after delivery of the Earnout Statement; provided, however, such 30-day period shall be extended for an additional 30 days if Buyer has not provided timely access to the information needed to confirm Buyer’s calculation of EBITDA. During such 30-day period, the Member and his accountants shall have reasonable access to the books and records of the Company, the personnel of, and the work papers prepared by, Buyer and/or Buyer’s accountants (subject to the execution of customary non-reliance or non-disclosure agreements) to the extent they relate to Earnout Statement and the calculations set forth therein and such other historical financial information relating to the Earnout Statement and the calculations set forth therein as the Member may reasonably request for the purpose of reviewing the Earnout Statement and to draft the Earnout Objection;provided, however, that (A) such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company, (B) the provision of any information pursuant to this Section 1.6(d) will be subject to appropriate confidentiality undertakings and (C) nothing in this Section 1.6(d) will require the disclosure of any information that is subject to the attorney-client or any other privilege (based on the written advice of such Person’s outside legal counsel). If the Member fails to deliver an Earnout Objection within such 30-day period, then the calculation of EBITDA for the applicable Earnout Measurement Period and the resulting Earnout Funds set forth in the Earnout Statement shall be final and binding on Buyer and the Member. If the Member delivers an Earnout Objection within such 30-day period, then the Member and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained with 30 days after the Member has submitted the Earnout Objection, any remaining matters which are in dispute will be resolved by the Accounting Expert in the same matter as set forth in Section 1.5. The costs and expenses of the Accounting Expert in determining the EBITDA shall be borne by Buyer, on the one hand, and the Member, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount contested by such party.

(iii) Within five (5) Business Days after the calculation of EBITDA in respect of an Earnout Measurement Period becomes final and binding in accordance with this Section 1.6(c), Buyer shall deliver the Earnout Funds for such Earnout Measurement Period, if any, calculated in accordance with this Section 1.6, by wire transfer to the account or accounts designated in writing by Member.

(e) Acknowledgments; Operation of Business.

(i) Member acknowledges and agrees that (A) the receipt of any Earnout Funds is speculative and is subject to numerous factors outside the control of Buyer and (B) there is no assurance that Member will receive Earnout Funds, and Buyer has not promised or projected that Member will receive Earnout Funds. Buyer makes no representations, warranties, covenants or guaranties as to the future performance of the Company or the likelihood of achievement of any EBITDA thresholds.

(ii) Effective as of the Closing Date and continuing during the Earnout Measurement Periods, Buyer agrees that it shall, and shall cause the Company to:

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(1) Maintain separate accounting records and other documents for the Company reasonably sufficient to prepare and calculate (and for the Member to review and evaluate) the Earnout Statements;

(2) Upon prior written notice and during normal business hours, make such accounting records and other documents available to Member for any purpose reasonably related to the Member’s interest in the Earnout Funds; provided, however, that (x) any access and consultation shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company, (y) the provision of any such information will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of Buyer’s accountants as requested by such accountants in connection with the sharing of such information and (z) nothing in this Section 1.6(e) will require any Person to disclose information that is subject to the attorney-client or any other privilege; and

(3) Operate the business of the Company solely through the Company.

(iii) Effective as of the Closing Date and continuing during the Earnout Measurement Periods, Buyer agrees that it shall not, and shall cause the Company not to take any actions with the primary purpose of not achieving (or achieving a lesser amount for) the amount of the Earnout Funds that would otherwise be payable to the Member hereunder or materially delaying the achievement thereof. Following the Closing, except as explicitly set forth herein, Buyer shall have sole discretion with respect to all matters related to the operation of the business of the Company.

(f) Any delivery of Earnout Funds made pursuant to this Section 1.6 shall be treated as an adjustment to the Purchase Price for Tax purposes, except to the extent any such amount is treated as imputed interest under the Code.

(g) The parties hereto acknowledge and agree that the Company’s achievement of the EBITDA thresholds described herein is a material factor in determining the valuation of the Company by Buyer. The Earnout Funds payable to the Member pursuant to this Section 1.6 do not constitute payment for services, but rather constitute part of the consideration payable by Buyer in connection with the purchase of the Units and shall be treated as such for all purposes, including Tax purposes.

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ARTICLE 2

CLOSING

2.1 Closing. The consummation of the sale of the Units pursuant to Article 1 (the “Closing”) shall be held virtually (via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery) rather than in-person, as promptly as practicable following, but in no event later than, three (3) Business Days after the date on which the last of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived, or by such other means and/or at such other place, time and date as Buyer and the Member may agree. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. The date on which the Closing is actually held is referred to herein as the “Closing Date.” Subject to the provisions of Article 10, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.1 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement. The Closing shall be deemed to be effective at 11:59 p.m. Eastern Standard Time on the Closing Date (the “Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

2.2 Member Closing Deliverables. At or prior to the Closing, the Member shall deliver to Buyer:

(a) the Units, free and clear of all Encumbrances, accompanied by unit powers or other instruments of transfer duly executed by the Member and with all required transfer tax stamps affixed;

(b) The Indemnity Holdback Pledge Agreement executed by the Member;

(c) The Leak Out Agreement executed by the Member;

(d) a properly completed and duly executed IRS Form W-9 from the Member on which all certifications included in Part II thereof are made; and

(e) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

2.3 Company Closing Deliverables. At or prior to the Closing (or by such other date, if any, as indicated in the applicable subsection below), the Company shall deliver to Buyer the following:

(a) resignations of the officers of the Company, except as Buyer may otherwise specify;

(b) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 8.1, Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(d) have been satisfied;

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(c) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Member authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents;

(d) the certificate of formation (or other equivalent Governing Document) and all amendments thereto of the Company, duly certified as of a recent date by the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(e) a good standing certificate (or its equivalent) of the Company as of a recent date from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and qualified to do business;

(f) [RESERVED]

(g) to the extent there exist any Encumbrances (1) on the equity securities of the Company (including the Units) or (2) on the properties and assets of the Company (other than Permitted Encumbrances) as of the Closing (the “Company Encumbrances”), fully executed documentation required in connection with the release of any Company Encumbrances identified by Buyer on Schedule 2.3(g), in form and substance reasonably satisfactory to Buyer providing for the discharge in full of all such Company Encumbrances;

(h) at least five (5) Business Days prior to the Closing, (i) a final invoice from each Person to whom Company Transaction Expenses are owed along with instructions from such Person for paying such amounts and (ii) an agreement by such Person that the Contract pursuant to which the Company Transaction Expenses are owed as set forth in the final invoice shall be deemed terminated upon payment of such Company Transaction Expenses at Closing and that such Person thereupon releases the Company from any and all claims under such Contract; all in a form reasonably satisfactory to Buyer;

(i) Employment Agreement with the Company, Buyer or an Affiliate of Buyer, in the form reasonably acceptable to the parties thereto, duly executed by the Member (the “Employment Agreement”);

(j) such certificates and documents as may be necessary or appropriate to change the authorized signatories on all bank accounts and safe deposit boxes maintained by or in the name of the Company;

(k) Supply Agreement between the Company and Greenwave Partners, LLC;

(l) Company to secure tail insurance post-closing on terms reasonably satisfactory to the Buyer.

(m) the original minute books and other similar company records of the Company; and

(n) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

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2.4 Buyer Closing Deliverables. At the Closing, Buyer shall deliver to the Member the following:

(a) the Employment Agreement duly executed by the Company, Buyer or an Affiliate of Buyer;

(b) the Indemnity Holdback Pledge Agreement duly executed by Buyer;

(c) the Leak Out Agreement duly executed by Buyer;

(d) the payment of the Closing Cash Payment, as adjusted pursuant to this Agreement, to the Member;

(e) the Stock Consideration, less the Holdback Stock, to the Member; and

(f) such other documents or instruments as the Member reasonably requests and are reasonably necessary to consummate the Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THEMEMBER

Member hereby represents and warrants to Charge and Buyer that the statements contained in this Article 3 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon:

3.1 Authority and Enforceability. Member has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Transaction Document and to perform his obligations hereunder and thereunder. This Agreement has been, and each Transaction Document will be prior to the Closing, duly authorized, executed and delivered by the Member, and this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Member, enforceable against the Member in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2 Title to Units.

(a) Member is the record and beneficial owner of, and has good and valid title to, the Units, free and clear of all Encumbrances. Except as set forth on Section 3.2(a) of the Disclosure Schedules, Member is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Units (other than this Agreement). Member does not have any other debt or ownership interest in the Company.

(b) Other than this Agreement, the Units are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Units.

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3.3 No Conflict. The execution and delivery by Member of this Agreement and each Transaction Document, and the performance by him of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a) Conflict with or violate any provision of the Governing Documents of the Company;

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to Member, (ii) any provision of any Governmental Order to which Member or any of his properties are subject, (iii) any provision of any Contract to which Member or his properties are bound, or (iv) any other restriction of any kind or character to which Member or his properties are subject; or

(c) Require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

3.4 Legal Proceedings. There are no Actions pending or, to the Member’s knowledge, threatened against or by the Member or any of his Affiliates or Related Persons that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

3.5 United States Person. Member is a “United States person” (as defined in Section 7701(a)(3) of the Code).

3.6 Intent. Member is acquiring the Stock Consideration for such Member’s own account, for investment purposes only, not for any other person or entity and not for the purpose of resale or distribution. Voting Member understands that the shares of Stock Consideration are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Stock Consideration as principal for its own account and not with a view to or for distributing or reselling such Stock Consideration or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Stock Consideration in violation of the Securities Act or any applicable state securities law.

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3.7 Experience of Member. Member, either alone or together with his representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration, and has so evaluated the merits and risks of such investment. Member is able to bear the economic risk of an investment in the Stock Consideration and, at the present time, is able to afford a complete loss of such investment.

3.8 No General Solicitation. Except for relying on the express representations, warranties, covenants and indemnities of the Buyer in this Agreement, Member has not received any general solicitation or general advertisement in connection with the receipt of the Stock Consideration.

3.9 Accredited Investor. Member qualifies as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.10 Access to Information. Member acknowledges that he has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Stock Consideration and the merits and risks of investing in the Stock Consideration; (ii) access to information about Charge and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Charge possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

3.11 Certain Transactions. Member has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Member, executed any purchases or sales, including Short Sales, of the securities of Charge during the period commencing as of the time that the Member first received a term sheet or letter of intent (written or oral) from Charge or any other Person representing Charge setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof or the Closing.

3.12 Restricted Securities. Member acknowledges that the Stock Consideration may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Stock Consideration or an available exemption from registration under the Securities Act, the Stock Consideration must be held indefinitely. In particular, Member is aware that the Stock Consideration may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Charge may require the Member to provide an opinion of counsel selected by the Member and reasonably acceptable to Charge, the form and substance of which opinion shall be reasonably satisfactory to Charge, to the effect that such transfer does not require registration under the Securities Act.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Charge and Buyer that the statements contained in this Article 4 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon:

4.1 Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business by it makes such licensing or qualification necessary.

4.2 Authority; Board Approval. The Company has full company power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the Transactions have been duly authorized by all requisite company action on the part of the Company and no other company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

4.3 No Conflicts; Consents. The execution and delivery by the Company of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a) Conflict with or violate any provision of the Governing Documents of the Company;

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to the Company, (ii) any provision of any Governmental Order to which the Company or any of its properties are subject, or (iii) any provision of any Material Contract;

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(c) Cause (i) the Company to become subject to, or to become liable for the payment of, any Tax, or (ii) any of the assets of the Company to be reassessed or revalued by any Governmental Authority or subject to an Encumbrance; or

(d) Require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

4.4 Capitalization.

(a) The authorized units of the Company consist of 132,338 of which one hundred thousand (100,000) Units are issued and outstanding as of the close of business on the date of this Agreement.

(b) All of the Units are owned beneficially and of record by the Member, free, and clear of all Encumbrances. The Units represent all of the outstanding ownership interests in the Company. All of the Units have been duly authorized, are validly issued, fully paid, and non-assessable and have been offered, issued and transferred without violation of any preemptive right or other right to purchase and were issued and/or transferred in compliance with all applicable Laws, the Governing Documents of the Company and the Contracts to which the Company is a party or otherwise bound. Other than the Units, there are no other equity or other ownership interests in the Company or outstanding securities convertible or exchangeable into ownership interests of the Company, including any other options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, right of first offer, anti-dilution protections, obligations, commitments, plans or other Contracts or similar rights that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem (or establish a sinking fund with respect to redemption) ownership interests in the Company or require the Company to make any payments based on the price or value of the Units or dividends paid thereon. No holder of Indebtedness of the Company has any right to vote or to convert or exchange such Indebtedness for ownership interests of the Company. Except as set forth in Schedule 4.4(b) of the Disclosure Schedules, there are no outstanding or authorized equity appreciation, contingent value, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of the Company. Upon consummation of the Transactions, Buyer will be the sole owner, beneficially and of record, of one hundred percent (100%) of the issued and outstanding equity interests of the Company, free and clear of any Encumbrances.

(c) The Company has delivered to Buyer copies of the Governing Documents of the Company. The minute books of the Company, which will be delivered to Buyer at Closing, accurately reflect in all material respects all actions taken at all meetings and consents in lieu of meetings of Members, and all actions taken at all meetings and consents in lieu of meetings of its Members and all committees, and no material meetings of any such Members or committees have been held for which minutes have not been prepared and are not contained in such minute books.

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4.5 Subsidiaries; Joint Ventures. The Company does not have any Subsidiary, nor does the Company own any stock, units, or other equity or securities in any other Person.

4.6 Financial Statements.

(a) Complete copies of the Company’s audited financial statement consisting of the balance sheet of the Company dated as of December 31, 2022, and unaudited financial statement consisting of the balance sheet of the Company dated as of June 30, 2023, and the related statements of income and retained earnings, Members’ equity and cash flow for the year and quarter then ended (the “Financial Statements”)have been delivered to Buyer. Except as disclosed in Schedule 4.6(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except that the June 30, 2023 Financial Statements do not contain footnotes and are subject to normal, recurring year-end adjustments (none of which will be material individually or in the aggregate) consistent with customary practices of the Company (unless such practices conflict with GAAP). The Financial Statements fairly and accurately present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2022 is referred to herein as the “Year-End Balance Sheet” and the date thereof as the “Year-End Balance Sheet Date”.

(b) The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with GAAP applied on a consistent basis throughout the period involved. Except as otherwise agreed by the Parties, the Company has not made and will not make any changes in its accounting practices since the Year-End Balance Sheet Date. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting and record-keeping controls comparable to other privately held companies of a similar size and nature that provide reasonable assurance that (i) it maintains no off-the-book accounts and its assets and properties are used only in accordance with management’s directives, (ii) transactions are executed in accordance with management’s authorizations, (iii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s authorization, (v) the recorded accounting for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) accounts, notes and other receivables are recorded accurately and do not include any amounts for which there is no written contractual commitment to pay, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, and (vii) it maintains records in accordance with statutory records retention requirements.

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(d) Except as set forth in Section 4.6(d) of the Disclosure Schedule, the Company has not received any loans, grants, subsidies or other financial assistance from a Governmental Authority.

(e) The Company is Solvent. “Solvent”, when used with respect to a company, means that, as of any date of determination, (i) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, and (ii) such company will be able to pay its debts as they become absolute and mature, in the Ordinary Course of Business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the Transactions. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent” (A) “debt” means liability on a “claim”; and (B) “claim” means (x) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (y) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value”, when used with respect to a company, means the amount that may be realized if the aggregate assets of the company (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

4.7 No Undisclosed Liabilities; Indebtedness. The Company does not have any Liabilities, except (a) those which are adequately reflected or reserved against in the Year-End Balance Sheet, and (b) those which have been incurred in the Ordinary Course of Business since the Year-End Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Section 4.7 of the Disclosure Schedule sets forth all of the Indebtedness of the Company as of the date hereof all of which shall be paid off prior to or at the Closing.

4.8 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.8 of the Disclosure Schedule, since the Year-End Balance Sheet Date, there has not been with respect to the Company any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Governing Documents of the Company;

(c) split, combination or reclassification of any shares of its equity interests;

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(d) issuance, sale or other disposition of any of its equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(e) declaration or payment of any distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests;

(f) change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) change in the Company’s cash management practices or policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into or modification or amendment of any Material Contract;

(i) termination of a Contract that, if in existence on the date hereof, would have been a Material Contract;

(j) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(k) other than in the Ordinary Course of Business, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Year-End Balance Sheet or cancellation of any debts or entitlements;

(l) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract to which the Company is a party or by which it is bound;

(p) any material capital expenditures;

(q) imposition of any Encumbrance upon the Company’s properties, equity interests or assets, tangible or intangible;

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(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring or promoting any person except to fill a vacancy in the Ordinary Course of Business;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Members, managers, officers and employees;

(v) entry into the settlement or compromise of any Action or any default or consent to entry of any judgment or admission of any liability with respect thereto;

(w) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(x) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(y) promotional, sales, discount or other activity outside of the Ordinary Course of Business that has had, or would reasonably be expected to have, the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(z) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of Twenty-Five Thousand Dollars ($25,000), individually (in the case of a lease, per annum) or One Hundred Thousand Dollars ($100,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(aa) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity of, or by any other manner, any business or any Person or any division thereof;

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(bb) action by the Company to (i) make, change, revoke or rescind any Tax election, (ii) amend any Tax Return or take any position on any Tax Return inconsistent with past practices or procedures, (iii) waive any statute of limitation in respect of Taxes or agree to any extension of time with respect to a Tax assessment or deficiency, (iv) adopt or change (or request to adopt or change) any method of Tax accounting or Tax accounting period, (v) settle or compromise any Liability with respect to Taxes or Tax refund with any Governmental Authority, (vi) enter into any closing agreement with any Governmental Authority with respect to Taxes, (vii) conclude or initiate any voluntary disclosure (or similar process or procedure) with respect to Taxes, (viii) enter into any agreement related to Taxes, or (ix) take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(cc) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.9 Material Contracts.

(a) Section 4.9(a) of the Disclosure Schedule lists each of the following Contracts to which the Company is a party or by which the Company is otherwise bound (each Contract set forth or required to be set forth on Section 4.9(a) of the Disclosure Schedule, each Company IP Agreements set forth or required to be set forth in Section 4.12(c) of the Disclosure Schedule, a “Material Contract”), identified in such Section of the Disclosure Schedule by reference to the applicable subsection below:

(i) all Contracts involving aggregate payments to or from the Company in excess of Twenty-Five Thousand Dollars ($25,000) and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts with suppliers pursuant to which the Company has paid more than Twenty-Five Thousand Dollars ($25,000) in the last twelve (12) months;

(iii) all Contracts with customers pursuant to which the Company has received more than Twenty-Five Thousand Dollars ($25,000) in the last twelve (12) months;

(iv) all Contracts that require the Company to purchase its total requirements of any product or service from a third party;

(v) all Contracts providing for the Company to be the exclusive provider of any product or service to any Person, or that otherwise involve the granting by any Person to the Company or the Company to any Person of exclusive rights of any kind;

(vi) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(vii) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of equity, sale of assets or otherwise);

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(viii) all Contracts with distributors and sales representatives;

(ix) all broker, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(x) all Contracts with employees and independent contractors and consultants;

(xi) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness;

(xii) all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by or on behalf of the Company;

(xiii) all Contracts with any Governmental Authority;

(xiv) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, that restrict the ability of the Company to do business with any Person or hire or solicit any Person, or that restricts the right of the Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights, or grants any rights of first refusal, rights of first negotiation or similar rights to any Person;

(xv) all Contracts pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property ;

(xvi) all Contracts for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property;

(xvii) all Contracts providing for indemnification to or from any Person and that was not entered into the Ordinary Course of Business;

(xviii) all Contracts for any joint venture, partnership or similar arrangement by the Company;

(xix) all collective bargaining agreements or Contracts with any Union;

(xx) all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts);

(xxi) all Contracts that provide any other Person with “most favored nation” or similar pricing or contain any special warranty, rebate arrangement, “take or pay” arrangement, mark-down or discount arrangement, agreement to take back or exchange goods, consignment arrangement or similar understanding with a customer or supplier of the Company;

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(xxii) all powers of attorney granted by the Company to any Person for any purpose whatsoever;

(xxiii) all Contracts purporting to be binding on any Affiliate of the Company;

(xxiv) all Contracts granting any rights of first refusal, rights of first negotiation or similar rights to any Person;

(xxv) all Contracts that involve payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;

(xxvi) any other Contract that is material to the Company and not otherwise disclosed pursuant to this Section 4.9; and

(xxvii) any bids, proposals or quotations, which if accepted would constitute a Material Contract.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Material Contract. No party to a Material Contract has exercised any termination rights with respect thereto or has given notice of any significant dispute with respect thereto. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(c) The Company is not a party to any Contract that will bind Buyer or any of its Affiliates (other than the Company) with respect to Buyer’s or Buyer’s Affiliates’ own customers, products or services or otherwise.

4.10 Real Property.

(a) The Company does not own, directly or indirectly, nor has it ever owned any real property, nor does the Company hold title to any real property.

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(b) Section 4.10(b) of the Disclosure Schedule lists (i) the street address of each parcel of real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon (“Leased Real Property”); (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company has delivered or made available to Buyer true, complete and correct copies of any leases, subleases, or other occupancy agreements, and any amendments, guaranties or addendums thereto, including all notices exercising renewal, expansion or termination rights thereunder affecting the Leased Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Company’s Knowledge, no material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c) The Company has made available to Buyer all title reports, surveys, title policies, environmental audits or reports, maintenance reports, permits and appraisals with respect to the Leased Real Property to the extent any of the foregoing are in the possession of the Company or the agents under its control.

(d) The Company has not leased or sublet, as lessor, sub lessor, licensor or the like, any of the Leased Real Property to any Person. The Leased Real Property has access, in all material respects, sufficient for the conduct of Ordinary Course of Business, including to public roads and to all utilities, (including electricity, internet, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operations of the business at that location) and the operation of the Company at any such site comply with all applicable Laws.

(e) The Leased Real Property constitutes all of the real property utilized by the Company.

(f) The Leased Real Property is sufficient for the conduct of the Business. To the Company’s Knowledge all buildings, structures and appurtenances comprising part of the Leased Real Property that are currently being used by the Company are structurally sound and in satisfactory condition and have been reasonably maintained, normal wear and tear excepted. The Company has no obligation to restore the premises subject to the Leased Real Property to their condition at the start of the applicable lease or otherwise, whether on the date hereof or at the termination or expiration of the lease.

4.11 Personal Property; Sufficiency of Assets.

(a) The Company has good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property and assets used by the Company (the “Personal Property”), free and clear of all Encumbrances other than Permitted Encumbrances. The Personal Property, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business in such manner.

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(b) The Personal Property is structurally sound, in good operating condition and repair, and adequate for the uses to which it is being put, and none of the Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.12 Intellectual Property.

(a) As used herein:

(i) “Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

(ii) “Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

(iii) “Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

(iv) “Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software; (g) semiconductor chips and mask works; (h) all other intellectual property rights throughout the world relating to the foregoing, including the right, if any, to sue for all past infringements of the Company Intellectual Property, both at common law and under the statutes of the United States or any other country.

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(v) “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (b) testing, validation, verification and quality assurance materials, (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

(b) Section 4.12(b) of the Disclosure Schedule lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including Software, that are not registered but that are material to the Business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(c) Section 4.12(c) of the Disclosure Schedule lists all Company IP Agreements. The Company has provided the Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(d) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(e) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

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(f) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(g) The conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(h) There are no Actions (including any oppositions, interferences, office actions, or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(i) The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner; the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company; all Systems (to the extent dedicated to the Company), other than software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by, and or are under the control of, the Company. To the Company’s Knowledge, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Systems that would necessitate that the Company notify a third person of such unauthorized access or that has caused or would reasonably be expected to cause any substantial disruption to the use of such Systems or the Business or operations, or any material loss or harm to the Company or the Company’ personnel, property, or other assets. To the Company’s Knowledge, there has been no material security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, the Systems.

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4.13 Accounts Receivable; Accounts Payable.

(a) The accounts receivable reflected on the Year-End Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) all accounts receivable included in the calculation of Closing Net Working Capital are collectible in full within one hundred and eighty (180) days after billing. The reserve for bad debts shown on the Year-End Balance Sheet or, with respect to accounts receivable arising after the Year-End Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Knowledge of the Company, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party In the event the Purchase Price is adjusted in accordance with Article 1 for accounts receivable not collected within 180 days after billing, and the Company subsequently collects the account receivable(s), Buyer shall pay such collected amount(s) to Member by wire transfer of immediately available funds no later than ten (10) Business Days after such payment(s) were received.

(b) The accounts payable reflected on the Year-End Balance Sheet and arising after the date thereof have arisen from bona fide transactions entered into by the Company in the Ordinary Course of Business. The Company has not written off, nor reversed, any accounts payable or liability reserves in a manner inconsistent with prior practice. The accrued expenses reflected on the Year-End Balance Sheet or accrued after the date thereof have arisen from bona fide transactions entered into by the Company in the Ordinary Course of Business.

4.14 Customers, Suppliers and Distributors.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a list of the twenty five (25) largest customers (“Material Customers”) of the Company, as measured by the dollar amount of revenues recognized by the Company, during the twelve (12) month period ended December 31, 2021, the twelve (12) month period ended December 31, 2022 and the six (6) period ended June 30, 2023, showing the amount of revenues recognized by the Company from such customer during each such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Customer. None of the Material Customers have been in arrears to the Company more than ninety (90) days in the twelve (12) month period prior to the date of this Agreement.

(b) Section 4.14(b) of the Disclosure Schedule sets forth a list of all Contracts with Material Customers which are the subject of an ongoing competitive bidding process, or for which the Company has been notified or informed in writing or, to the Knowledge of the Company, orally, that it will be the subject of a competitive bidding process within twelve (12) months after the date of this Agreement.

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(c) Section 4.14(c) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of the Company, as measured by the dollar volume of purchases from such suppliers, during the twelve (12) month period ended December 31, 2021, the twelve (12) month period ended December 31, 2022 and the six (6) month period ended June 30, 2023 showing the amount of payments made by the Company to each such supplier during each such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Supplier. There are no suppliers of products or services to the Company that are material to the Business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

(d) The Company has not received notice from any Material Customer or Material Supplier that such Material Customer or Material Supplier, and to the Company’s Knowledge, no Material Customer or Material Supplier, will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price, quantity of business or otherwise) of, or otherwise adversely modifying, in each case in any material respect, its business with the Company, whether as a result of any of the transaction described in this Agreement or otherwise (and the Company does not have any reasonable basis to believe that any reasons exist or as a result of the transactions contemplated by this Agreement or any potential change in management or ownership of the Company would exist for any Material Customer or Material Supplier to take any such action). The Company is not currently, nor has it during the past twelve (12) months been, been involved in any material claim, dispute or controversy with any Material Customer or any Material Supplier.

4.15 Insurance . Section 4.15 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Members or any of its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions, and none of the Insurance Policies are written on a claims- made basis or will otherwise go into run-off at or following the Closing. The Company has not received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Company does not have any liability due for any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment under any of the Insurance Policies. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any the Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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4.16 Legal Proceedings; Governmental Orders.

(a) Section 4.16(a) of the Disclosure Schedule identifies and provides a summary of the status and material claims involved in each Action that is currently or the past five years was pending, or, to the Company’s Knowledge, threatened against or by the Company (or any of its Representatives with respect to their business activities on behalf of the Company) affecting any of its properties or assets. Except as set forth in Section 4.16(a) of the Disclosure Schedule, the Company has insurance that will cover all Losses that may be incurred by the Company in connection with each such pending Action.

(b) There are no Actions pending or, to the Company’s Knowledge, threatened against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no, nor in the past five (5) years have there been any, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company (or any of its Representatives with respect to their business activities on behalf of the Company) or any of its properties or assets. No event has occurred, or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

4.17 Compliance with Laws; Permits.

(a) The Company has complied in all material respects with all Laws. The Company has not been charged with and, to the Knowledge of the Company, is not now under investigation with respect to, a violation of any Law. The Company has not received any communication during the past five (5) years from a Governmental Authority that alleges that the Company is not in compliance with any Law.

(b) The Company (i) holds, and are in compliance in all material respects with the terms of, all Permits that are necessary to enable the Company to conduct their business, all of which are listed on Section 4.17(b) of the Disclosure Schedule, (ii) has not received any notice of the institution of any Action to revoke any such Permits or alleging that the Company fails to hold such Permits, (iii) has not received any notice that any loss or expiration of any Permit is pending, other than expiration in accordance with the terms thereof, and (iv) has no Knowledge of any threatened or reasonably foreseeable loss or expiration of any Permit, other than expiration in accordance with the terms thereof. The Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions.

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4.18 Environmental Matters.

(a) As used herein:

(i) “Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(ii) “Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(iii) “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

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(iv) “Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(v) “Hazardous Materials” means all pollutants, contaminants, wastes, hazardous or toxic substances or materials, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, asbestos and asbestos-containing materials, ignitable, reactive or corrosive substances, by-products, process intermediate products or wastes, petroleum or petroleum fractions and products, lead-containing paint, urea-formaldehyde insulation, polychlorinated biphenyls, radon, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company could reasonably be expected to result in liability under any applicable Environmental Law or that is or is defined as hazardous, toxic or injurious by, or regulated as such under, any Law or is in any way governed by or subject to any applicable Environmental Laws.

(vi) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(b) The Company is currently and has been in compliance with all Environmental Laws and has not, and the Company has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. The Company has all Environmental Permits required for the conduct of the Business as presently conducted under applicable Environmental Laws and is in compliance in all material respects with all terms and conditions of such Environmental Permits and all applicable Environmental Laws.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Company.

(d) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e) The Company has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any other Person that, together with the Company, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or its ERISA Affiliates or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedule, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent favorable determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, copies of the three most recently filed Forms 5500, with schedules attached; (vii) the financial statements and/or actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years, and a current estimate of accrued and anticipated liabilities thereunder; (viii) copies of material notices, letters or other correspondence with respect to the registration, maintenance or qualification requirements applicable to a Benefit Plan from any Governmental Authority, including, without limitation, the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan; (ix) copies of material notices, letters or other correspondence with respect to any Benefit Plan which have been issued, delivered or otherwise made available to participants of such Benefit Plan, and (x) the three most recent, annual nondiscrimination tests for each Benefit Plan for which such nondiscrimination tests are required by applicable Law.

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(c) Each Benefit Plan has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. The Company has timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed, distributed, and delivered or posted all notices, communications, and reports to employees required to be filed, distributed, delivered or posted with respect to the Benefit Plans.

(d) Neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained, or contributed to any (i) Benefit Plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan prior to or after the Closing and without incurring any expenses (including, but not limited to, loads, surrender fees, termination or deferred sales charges imposed with respect to insurance products or other financial products used to fund such Benefit Plans), other than reasonable administrative expenses in connection with such termination. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

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(f) No Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its ERISA Affiliates after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Subtitle B of Title I of ERISA or any similar state continuation coverage Laws or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(g) There is no pending or, to Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and no amounts deferred under any such plan is, or upon vesting will be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its ERISA Affiliates has any indemnity or gross-up obligation to any service provider for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.

(i) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j) Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any of its ERISA Affiliates to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in the failure of any Benefit Plan to comply with or be administered in accordance with its terms or applicable Law (including, without limitation, ERISA or the Code).

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4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses, payable and due to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) Except as set forth in Section 4.20(b) of the Disclosure Schedule, the Company is not, nor has it been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator or arbitration association in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses (the “WARN Act”) and it has no plans to undertake any action in the future that would trigger the WARN Act. To the extent that the WARN Act does apply, the Company shall provide the notices required by the WARN Act.

(e) To the Knowledge of the Company, no Key Employee intends to terminate his or her employment.

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4.21 Taxes

(a) All Tax Returns required to be filed on or before the Closing Date by or with respect to the Company have been, or will be, duly and timely filed. Such Tax Returns were and are, or when filed will be, true, complete and correct in all respects. All Taxes due and owing by or with respect to the Company or for which the Company is otherwise liable (whether or not shown on any Tax Return) have been, or will be, fully and timely paid by or with respect to the Company prior to the Closing. All estimated Taxes required to be paid by or with respect to the Company have timely and fully been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No power of attorney with respect to any Taxes of or with respect to the Company has been filed or executed that is still in effect.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, Member or other party, and complied with all information reporting and backup withholding provisions of applicable Law. Each employee and independent contractor of the Company has been properly classified by the Company for purposes of applicable Law.

(c) No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that such Tax Return filing or Tax is, or may be, required of or payable by the Company. Section 4.21(c) of the Disclosure Schedule sets forth each state, county, local municipal, domestic or foreign jurisdiction or Governmental Authority in or with which any Company (i) files a Tax Return, (ii) is registered for any Tax purpose, (iii) treats itself as liable for any Tax on a “nexus” basis, (iv) is qualified to do business, (v) owns or regularly uses property on anything other than a transient basis, (vi) has any employee or in which any employee is regularly present, or (vii) has any agent, representative or distributor.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the date of the latest balance sheet included in the Financial Statements, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the face of such Financial Statements (and not in any notes thereto). The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years). The aggregate amount of the Company’s Tax overpayments for all Tax periods ending on or before the date of the latest balance sheet on the Financial Statements is not less than the amount of accrued Tax refunds or credits included on such balance sheet. The aggregate amount of the Company’s Liability for unpaid Taxes as of the Closing Date does not exceed the amount of Pre-Closing Taxes taken into account for purposes of calculating the Estimated Adjusted Purchase Price.

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(f) Section 4.21(f) of the Disclosure Schedule sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Governmental Authority or taxing authority have been fully paid, and no other deficiencies for or claims or assessments of any Taxes have been proposed or asserted.

(h) The Company is not a party to any Action by any taxing authority or Governmental Authority related to Taxes. There are no pending, proposed or threatened Actions by any taxing authority or Governmental Authority related to Taxes.

(i) The Company has delivered or made available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2017.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, nor bound by or otherwise obligated to pay Taxes of any Person pursuant to, any Tax indemnity, Tax-sharing, Tax allocation or similar agreement or Contract.

(l) The Company is not a party to, nor bound by, any closing agreement or offer in compromise with any taxing authority or Governmental Authority related to Taxes.

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(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority or Governmental Authority with respect to the Company.

(n) The Company is not, and has never been, a member of an affiliated, consolidated, combined, unitary or other Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(o) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in or use of an improper accounting method, as a result of the Transactions or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p) The Company will not be required to include any amount in income, or exclude any item of deduction from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) (A) any adjustment pursuant to Section 481 or 263A of the Code (or any comparable provision of state, local or foreign Law) associated with a change of accounting method or other action that is effective before the Closing Date, or (B) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) transaction entered into on or prior to the Closing Date accounted for under the installment method, long-term contract method, cash method or open transaction method, (iv) any intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (v) the use of cash basis method of accounting or percentage of completion method of accounting, (vi) any election pursuant to Section 965 of the Code, or (vi) prepaid amount, deferred revenue or advance payment received on or prior to the Closing Date.

(q) The Company is not, nor has it ever been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(r) The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (including any distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of section 355(e) of the Code in conjunction with the Transactions). The Company has not distributed stock of another Person, or has had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code

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(s) The Company has not consummated, promoted, or participated in, nor is it currently promoting or participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code, or the Treasury Regulations promulgated thereunder. The Company has not been a party to, a participant in, or a promoter of, nor is it currently a party to, participating in, or a promoter of, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

(t) The Company has (i) not had a permanent establishment in any country other than the United States, as defined in an applicable treaty or convention between the United States and another country, and (ii) not engaged in any activities in any country other than the United States that would subject the Company to taxation by such country. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code. The Company does not own (directly, indirectly or constructively), nor has it ever owned (directly, indirectly or constructively), any interests in a “passive foreign investment company” as defined in Section 1297 of the Code or a “controlled foreign corporation” (as defined in Section 957 of the Code).

(u) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(v) A PTET Election has been made by or with respect to the Company in the State of Georgia with respect to state or local Taxes for calendar year 2022.

(w) The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or contract which is treated as a partnership for Tax purposes. No election has been made under Treasury Regulations Section 301.9100-22 (or any corresponding or similar provision of state, local or foreign Law) to cause the provisions of the Bipartisan Budget Act of 2015 (or any comparable provision of state, local or foreign Law) to apply to any taxable years of the Company beginning before January 1, 2018.

(x) Except as set forth in Section 4.21(x) of the Disclosure Schedule, the Company has not deferred the withholding or payment of any Tax pursuant to any COVID-19 Law. The Company has not claimed an employee retention credit or other credit against applicable employment Taxes under any COVID-19 Law, including (but not limited to) under Section 3134 of the Code.

(y) At all times between the date of its formation and December 31, 2014, the Company was properly classified as an “S” corporation for United States federal (and applicable state and local) Tax purposes. At all times between January 1, 2015 and January 1, 2023, the Company was properly classified as a partnership for U.S. federal (and applicable state and local) Tax purposes. At all times since January 1, 2023, the Company has been and is properly as an entity disregarded as separate from its owner for United States federal (and applicable state and local) Tax purposes.

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(z) The Company has collected all sales, use, value-added and similar Taxes required to be collected and timely remitted such amounts to the applicable Governmental Authority, or has collected and retained completed exemption certificates from all entities from which the Company does not collect such Tax, and the Company has with respect to such Taxes (i) maintained all records and supporting documentation in the manner required by all applicable Law, and (ii) complied with all registration requirements in the manner required by applicable Law.

(aa) The Company is not and has never been a party to or the beneficiary of, any Tax exemption, Tax holiday or other Tax reductions Contract or order.

(bb) All transactions between the Company and its Affiliates have been carried out on arm’s length terms and conditions and the Company has complied with all applicable documentation requirements under Laws or administrative decrees with respect thereto.

4.22 Export Control Matters.

(a) The Company has complied in all material respects with all Export Control Laws applicable to it. “Export Control Laws” means all Laws relating to U.S. export control and trade embargo statutes, regulations, Governmental Orders, guidelines and policies of the United States Government and each applicable Governmental Authority of any country in which the Company conducts business, including, but not limited to EU Export Control and EU Sanctions Laws, the International Traffic In Arms Regulations (22 C.F.R. Parts 120-130 (2011)) of the U.S. Department of State; the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2011)) of the U.S. Department of Commerce; the U.S. antiboycott regulations and guidelines, including those under EAR and U.S. Department of the Treasury regulations; the various economic sanctions regulations and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control, and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, and Governmental Orders of various agencies of the federal government of the United States.

(b) The Company has not received from any Governmental Authority a request for information relating to the sale or delivery of any product or services or any disclosure of technical data based on a potential violation of any Export Control Law. There are no Actions or, to the Knowledge of the Company, investigations pending and there are no Actions or investigations contemplated by any Governmental Authority against or involving the Company based on an alleged violation of any Export Control Law.

(c) Without limiting the foregoing paragraphs (a) and (b) of this Section 4.22, the Company:

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(i) has not exported any items or services directly or indirectly to any country subject to economic sanctions, including Cuba, Iran, North Korea, Sudan or Syria, or permitted access to technical data of any persons of these nationalities except such persons who have lawful U.S. permanent residence status;

(ii) has not exported any items or services directly or indirectly to, or permitted access to technical data of, any individuals or entities listed on any U.S. or EU government list of parties subject to sanctions or export prohibitions, including without limitation the list of Specially Designated Nationals, the Denied Parties List, the Unverified List, the Entity List, the Nonproliferation Sanctions list, or the UK Treasury Consolidated List of Sanctions Targets; and

(iii) has not exported any items directly or indirectly to, or permitted access to technical data of, any individuals or entities of the People’s Republic of China, Russia or Venezuela except for solely civilian end use by civilian end users.

(d) The Company is aware of U.S. Commerce Department Bureau of Industry and Security recordkeeping requirements, and of the recordkeeping requirements of any other Governmental Authority regulating the items that it exports, and the Company is in full compliance with the same.

4.23 Import Compliance.

(a) All imports into the United States made by or on behalf of the Company were made in full compliance with the Laws enforced by U.S. Customs and Border Protection, and the Laws of any other U.S. Governmental Authority that is responsible for regulating the goods being imported by the Company.

(b) The Company is aware of U.S. Customs and Border Protection reasonable care requirements, and the Company is in full compliance with the same.

(c) The Company is aware of U.S. Customs and Border Protection recordkeeping requirements, and of the recordkeeping requirements of any other Governmental Authority regulating the products that it imports, and the Company is in full compliance with the same.

(d) The Company is not subject to any fines or penalties, and to the Knowledge of the Company, it is not aware of any fines or penalties that the Company may become subject to, under the provisions of 19 USC §§ 1592 and 1595a, or under any other U.S. Law regulating the importation of goods into the United States.

(e) The imported products for which the Company is, or has been, the importer of record or otherwise legally responsible, are not subject to, the Company’s Knowledge may become subject to: (i) any detention, seizure or forfeiture; (ii) any notice of redelivery or claim for liquidated damages; (iii) any country of origin marking notice; or (iv) any other fine or penalty.

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4.24 Certain Payments. The Company in material compliance with all applicable foreign, federal, state and local anti-bribery, anticorruption and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act, as amended. None of the Company nor any Representative thereof or any other Person authorized to act for or on behalf of the Company, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, public or private, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment of business secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.25 Warranty Obligations. The Company has delivered to Buyer true and correct copies of all written warranties currently in effect covering the products and services of the Company. The Company has not, in any of past three (3) years, had Liabilities under express and implied warranties in excess of the reserve for warranty liability set forth in the balance sheet for included in the Financial Statements for such year, and the Company will not have Liabilities under express and implied warranties with respect to any products (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, sold or distributed by the Company or any services performed by the Company prior to the Closing Date in excess of the reserve for warranty liability set forth on the Year-End Balance Sheet.

4.26 Transactions with Related Persons. Except as set forth in Section 4.27 of the Disclosure Schedule (the items so disclosed, the “Related Party Transactions and Relationships”), neither the Member nor any Affiliates thereof, nor any of their respective Representatives:

(a) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, shareholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of the Company;

(b) owns or has an interest in, directly or indirectly, any property, asset or right used by the Company;

(c) owes any money to or is owed any money by the Company (other than accrued compensation in the case of employees of the Company);

(d) provides goods or services to the Company (other than the employees of the Company);

(e) is a party to a Contract, or is involved in any business arrangement or other relationship, with the Company (whether written or oral);

(f) has pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of the Company (nor has the Company pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any such Person); or

(g) has any claim or cause of action against the Company.

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4.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other transactions, whether past, present or future, based upon arrangements made by or on behalf of the Company or any Member.

4.28 Projections. All cost estimates, forecasts, projections and other forward looking information regarding the Company that have been provided to Buyer or its representatives, were prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by Buyer that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. Any forecast or projections were prepared not in accordance with GAAP, especially ASC 606 as it relates to revenue recognition.

4.29 PPP Loans. In April 2020 and on February 1, 2021 the Company obtained two PPP Loans (together, the “PPP Loans”) from the PPP Lender in amounts equal to Six Hundred Twenty Six Thousand One Hundred Fifty Five Dollars ($626,155) and Three Hundred Ninety Six Thousand Two Hundred Forty Four Dollars ($396,244), respectively. The PPP Loans were obtained and proceeds of the PPP Loans were used, and any related contracts and agreements were entered into and performed, in accordance with all applicable Laws and the Guidelines and the specific terms of the PPP Loans. All of the proceeds of the PPP Loans were used for the purposes and within the timeframes proscribed by the terms of the PPP Loans and applicable Law to qualify the entire PPP Loans for forgiveness. The Company need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any individual, entity or Governmental Authority with respect to the PPP Loans that will not have already been obtained as of the Closing Date in order to consummate the transactions contemplated by this Agreement, including without limitation, any consents from the SBA or the PPP Lender required by applicable Law and the Guidelines or the terms of the PPP Loans. The PPP Loans were forgiven in full by the SBA and the PPP Lender received a full remittance of the PPP Loans amounts on April 23, 2021 and December 23, 2021, respectively.

4.30 ERC Grant. In November 2022 and January 2023, the Company obtained an Employee Retention Credit (“ERC”) grant in an amount equal to $756,289 under the CARES Act, as modified, expanded, and extended by legislation (the “ERC Grant”). The ERC Grant was obtained, and proceeds of the ERC Grant were used, and any related contracts and agreements were entered into and performed, in accordance with all applicable Laws and the Guidelines and the specific terms of the ERC Grant and the CARES Act. All the proceeds of the ERC Grant were used for the purposes and within the timeframes proscribed by the terms of the ERC Grant, the CARES Act and applicable Law. The Company need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any individual, entity or Governmental Authority with respect to the ERC Grant that will not have already been obtained as of the Closing Date in order to consummate the transactions contemplated by this Agreement.

4.31 Full Disclosure. No representation, warranty, schedule or exhibit contains any untrue statement of material fact or omits to state a material fact which is known to the Company that is necessary to make the statement made not misleading.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CHARGE AND BUYER

Charge and Buyer hereby represent and warrant to the Company and the Member that the statements contained in this Article 5 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon.

5.1 Organization and Authority of Buyer. Each of Charge and Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Charge and Buyer each has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Charge and Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by Charge and Buyer of its obligations hereunder and thereunder and the consummation by Charge and Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Charge and Buyer. This Agreement has been duly executed and delivered by Charge and Buyer, and (assuming due authorization, execution and delivery by the Member and the Company) this Agreement constitutes a legal, valid and binding obligation of Charge and Buyer enforceable against it in accordance with its terms. When each other Transaction Document to which Charge and Buyer is or will be a party has been duly executed and delivered by it (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Charge and Buyer enforceable against it in accordance with its terms, except for as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2 No Conflicts; Consents. The execution and delivery by Charge and Buyer of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time) (a) conflict with or violate any provision of the Governing Documents of Charge or Buyer or (b) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Governmental Order to which Charge or Buyer is subject or any provision of any Contract to which it is a party.

5.3 Investment Purpose. Buyer will acquire the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

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5.4 Legal Proceedings. Except as set forth in Schedule 5.4, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of Charge or Buyer.

5.6 Title to Shares. All of the shares representing the Stock Consideration have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances, except as disclosed in the SEC Documents (as defined in Section 5.7 below) and for restrictions on transfer set for in the Transaction Documents or imposed by applicable securities laws. The issuance by Charge of the shares representing the Stock Consideration is in compliance with all applicable federal and state securities laws and exempt from registration under the 1933 Act and applicable state securities laws.

5.7 SEC Documents; Sarbanes-Oxley.

(a) Charge has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 Act, as amended (the “1934 Act”) (all of the foregoing filed prior to the date this representation is made (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) collectively being hereinafter referred to as the “SEC Documents”). Each of the SEC Documents was filed with the SEC within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment has not been filed and made publicly available on the SEC’s EDGAR system no less than two (2) days prior to the date this representation is made. Charge has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

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ARTICLE 6

COVENANTS

6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall (a) conduct the business of the Company in the Ordinary Course of Business; and (b) use its reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, consistent with prior operations:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) not accelerate any receivables or delay paying any payables;

(d) not cancel or waive rights of material value;

(e) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(f) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(g) defend and protect its properties and assets from infringement or usurpation;

(h) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(i) maintain its books and records in accordance with past practice;

(j) comply in all material respects with all applicable Laws; and

(k) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.8 to occur.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business operations of the Company prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the business.

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6.2 Access to Information. From the date hereof for a period of no less than sixty (60) days, the Company shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request (including for Buyer to make a determination as to whether the conditions to Closing have been satisfied); and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Member in this Agreement.

6.3 No Solicitation of Other Bids.

(a) The Company and each Member shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and each Member shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of Units or other equity securities of the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.3, the Company and Member shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company, its Affiliates, any Member or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company and Member agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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6.4 Notice of Certain Events.

(a) From the date hereof until the Closing, each of the parties shall promptly notify the other parties in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article 8 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) any notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or Section 5.4 or that relates to the consummation of the Transactions.

(b) A party’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such party in this Agreement.

6.5 Confidentiality. From and after the Closing, Member shall, and shall cause his Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company (“Confidential Information”), except to the extent that Member can show that such information (a) is generally available to and known by the public through no fault of the Member, any of his Affiliates or his respective Representatives; or (b) is lawfully acquired by Member, any of his Affiliates or his respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Member or any of his Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Member shall promptly notify Buyer in writing and shall disclose only that portion of such information which Member is advised by its counsel in writing is legally required to be disclosed, provided that Member shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.6 Non-competition; Non-solicitation.

(a) For a period of five (5) years following the Closing (and in the case of Section 6.6(a)(v) indefinitely), or one (1) year following the termination of employment with the Company, if applicable, whichever occurs later, Member agrees that he shall not, directly or indirectly through any Person or any Affiliate thereof, entity or contractual arrangement:

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(i) engage in the Business or any segment thereof anywhere in North America (the “Restricted Territory”), it being acknowledged by Member that Charge (which for purposes of this Section 6.6 “Charge” shall include its Affiliates) is engaged in the Business throughout the Restricted Territory;

(ii) acquire, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including, without limitation, as a partner or through stock or equity ownership in, any business or Person that engages in the Business or any segment thereof anywhere in the Restricted Territory; provided, however, that ownership of less than 2% of the outstanding stock of any publicly traded corporation shall not be deemed to violate this restriction;

(iii) solicit, offer employment to or hire any individual that is an employee or consultant of Charge (including the Company), other than members of the Member’s immediate family, or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual that is an employee or consultant of Charge (including the Company) to leave the employ of Charge or the Company; provided, however, that nothing in this Section 6.6(a)(iii) shall prohibit any such party from: (i) using general solicitations (including through search firms) not targeted at employees of Charge or the Company, or employing any person who responds to such solicitation; or (ii) soliciting any person who has left the employment of Charge or the Company at least twelve (12) months prior to such party soliciting such person;

(iv) induce or attempt to induce any customer, supplier, licensee or other business relation of Charge or the Company to cease doing business with Charge or the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Charge or the Company; or

(v) disparage Charge (including, after the Closing, the Company) in any way that could adversely affect the goodwill, reputation or business relationships of Charge or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b) Member acknowledges that if he breaches any obligation under this Section 6.6, Charge will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate, and Member therefore agrees that upon such breach or threatened breach, Charge shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring the other party from violating any such provision. This Section 6.6(b) shall not be construed as an election of any remedy, or as a waiver of any right available to Charge under this Agreement or the Law, including the right to seek damages for a breach.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.6 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Member’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Charge the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.6 because taken together they are more extensive than necessary to assure to Charge the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

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6.7 Approvals and Consents.

(a) From the date hereof until the Closings, the Company and the Member shall (i) use best efforts to file, make or obtain, as applicable, all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Section 8.2(c) of the Disclosure Schedule and (ii) shall make any payments required to accomplish the foregoing (and to the extent such payments are not made prior to the Closings, they shall be Company Transaction Expenses).

(b) Each of the parties shall use all best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Transactions or any agreement or document contemplated hereby;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the Transactions or any agreement or document contemplated hereby; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the Transactions or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Member shall, at his sole expense, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Member shall use his best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Member provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(e) Notwithstanding the foregoing, nothing in this Section 6.7 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the Transactions, (iii) any material modification or waiver of the terms and conditions of this Agreement, or (iv) threaten to, commence, prosecute or defend any Action.

(f) As of the Closing, the Member hereby waives all rights of first refusal, co-sale rights, drag-along rights, consent rights and other similar rights that the Member may have, as well as any restrictions on the transfer of the Units, in each case under the Company’s organizational documents or otherwise with respect to the transactions contemplated hereby.

6.8 Release.

(a) Member, on behalf of himself and his Affiliates, and his respective successors and assigns and Representatives (collectively, the “Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Buyer, the Company, and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Released Parties”), from any and all Actions, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which Member or any other Releasor ever had, now have or may have relating to, arising out of or in any way connected with the dealings of the Company and the other Released Parties, on the one hand, and the Member and the other Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing Date (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include (i) any of the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents; (ii) the Member’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA), (iii) the Member’s right to indemnification or exculpation under the Company’s policies or law with respect to the Member’s service as a manager or officer of the Company (including without limitation any such rights under the Company’s Articles of Organization, Operating Agreement and Directors and Officers Liability Insurance coverage); and (iv) any claims that by law cannot be waived by private agreement without judicial or governmental supervision.

(b) The Member acknowledges that the Laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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The Member acknowledges that such provisions are designed to protect a party from waiving claims which he does not know exist or may exist. Nonetheless, the Member agrees that, effective as of the Closing Date, the Member and the other Releasors shall be deemed to waive any such provision.

(c) The Member further agrees that no party shall, nor permit any Affiliate thereof to: (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

6.9 Closing Conditions. From the date hereof until the Closing, the Member shall, and shall cause the Company to, use best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 8.

6.10 Publicity; Transaction Disclosure.

(a) Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as approved in writing by the other party (such approval not to be unreasonably withheld, conditioned or delayed); provided, that if such announcement is required by Law, a party may make any such announcement, release or similar publicity without the consent of the other party, provided that the disclosing party shall use commercially reasonable efforts to provide, to the extent practicable and legally permitted, the other party a reasonable opportunity to review and comment on the content of such announcements in advance (it being understood that the other party shall not have any right to prevent the disclosing party from making such announcements).

(b) None of (i) the Company, the Member or any of their respective Affiliates or any of their respective Representatives shall (except with the prior written consent of Buyer or as permitted by this Agreement) and (ii) Buyer or any of its Affiliates or Representative shall (except with the prior written consent of the Member or as permitted by this Agreement) disclose to any Person: (A) the fact that any confidential information of the Company has been disclosed to Buyer or its Representatives, or that any confidential information of Charge or Buyer has been disclosed to the Company or the Member or (B) any information about the transactions contemplated hereby, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated hereby or the related documents (including this Agreement); provided that the foregoing obligation of the Company, the Member or Buyer (or any of their respective Affiliates or Representatives) shall not prohibit disclosure of any such information (1) if required by applicable Law; (2) as required in order to fulfill such party’s obligations under this Agreement; (3) to a financial, legal or accounting advisor for the purpose of advising in connection with the transactions contemplated by this Agreement and the other Transaction Documents (provided, that such advisor is made aware of and directed to comply with the provisions of this Section 6.10), (4) to the extent that the information has been made public by, or with the prior consent of, Buyer (with respect to disclosures by the Company, the Member or their respective Affiliates or Representatives) or the Member (with respect to disclosures by Buyer or its Affiliates or Representatives) or (5) in connection with any Action with respect to this Agreement or any other Transaction Documents; and provided, further, that in the event any of the Company, the Member or Buyer is required by Law to disclose any such information, such Person shall promptly notify Buyer (with respect to disclosures by the Company or the Member) or the Member (with respect to disclosures by Buyer) in writing to the extent permitted by Law, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall reasonably cooperate with Buyer or the Member, as applicable (at such Person’s expense) to preserve the confidentiality of such information consistent with applicable Law.

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6.11 Litigation Support. Following the Closing, in the event and for so long as Buyer or the Company are actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Member will cooperate with it and its counsel in the contest or defense and provide such testimony and access to the Member’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer is entitled to indemnification therefor hereunder).

6.12 Customer and other Business Relationships. After the Closing, the Member shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Company existing prior to the Closing, including relationships with customers, suppliers, employees, regulatory authorities, licensors. After the Closing, the Member will, and will cause his Affiliates to, refer to Buyer all inquiries relating to the Company.

6.13 Insurance; Risk of Loss. The Member will, and will cause his Affiliates to, keep insurance policies currently maintained in respect of the Business and current or former employees of the Company, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. For any claim that may be asserted against the Company after the Closing Date arising out of events, incidents, conduct or circumstances that occurred and/or existed prior to the Closing Date (such claims, “Post-Closing Claims”): (i) the Member shall ensure that the Company have access to coverage under each of the insurance policies set forth in Section 6.13 of the Disclosure Schedule (the “Specified Policies”) in each case subject to the terms and conditions thereof; and (ii) with respect to Specified Policies designated as “Claims-Made” and “Occurrence-Reported,” the Member shall secure tail coverage and/or ensure that the Company have access, either directly or through the Member or his Affiliates to coverage under renewals of such Specified Policies or equivalent coverage. After the Closing Date, the Company may seek coverage for any Post-Closing Claim from the applicable insurer under any Specified Policy or, where applicable, any tail or renewal policy or equivalent of such Specified Policy, and the Member shall cooperate with the Company in connection with the tendering of such claims (including by providing access to employees and third party claims adjustors); provided, however, that (i) the Company shall reimburse the Member for all of its out-of-pocket costs and expenses in connection with such cooperation; and (ii) the Company shall notify the Member of all such coverage claims made. The Member shall not release, commute, buy-back, or otherwise eliminate the coverage available under any Specified Policy without first providing written notice to the Buyer.

6.14 Internal Control over Financial Reporting. Without limiting any other provisions of this Agreement, prior to the Closing, the Company shall use its commercially reasonable efforts to coordinate with Buyer and to provide the internal resources required to establish: (a) a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of the Company, and (b) a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements; provided that the Company shall not be required to incur any out of pocket expenses (other than nominal expenses) in connection with such efforts. Prior to the Closing, the Company shall reasonably cooperate with Buyer with respect to integration planning in respect of accounting and financial reporting functions.

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6.15 Financial Reporting Cooperation. During the period between the signing of this Agreement and the earlier of the Closing or termination of this Agreement, the Company shall provide such reasonable and customary cooperation (and to use commercially reasonable efforts to cause its and their respective managers, officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to provide such reasonable and customary cooperation) in connection with Buyer’s and its Affiliates’ reporting obligations under the Securities Act and the Exchange Act.

6.16 Company Covenants. The Member shall cause the Company to comply with each of its covenants and agreements set forth herein.

6.17 Stock Option Grants. Within thirty (30) days following the Closing, Charge shall grant options to purchase Charge common stock to the Company employees set forth on Section 6.17 of the Disclosure Schedule.

6.18 Further Assurance. Each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

6.19 Sales Under Rule 144. Charge agrees to cooperate with the Member upon his sales of any shares of Charge stock under SEC Rule 144. In that regard, Charge shall cause its counsel to promptly issue opinion letters to Charge’s transfer agent to clear the stock for transfer upon presentation of customary Rule 144 paperwork and the Member’s compliance with the requirements of Rule 144. Such cooperation shall be without charge to the Member.

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ARTICLE 7

TAX MATTERS

7.1 Tax Covenants.

(a) Without the prior written consent of Buyer, the Member (and, prior to the Closing, the Company, their respective Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, (i) make, change, revoke or rescind any Tax election, (ii) amend any Tax Return or take any position on any Tax Return inconsistent with past practices or procedures, (iii) waive any statute of limitation in respect of Taxes or agree to any extension of time with respect to a Tax assessment or deficiency, (iv) adopt or change (or request to adopt or change) any method of Tax accounting or Tax accounting period, (v) settle or compromise any Liability with respect to Taxes or Tax refund with any Governmental Authority, (vi) enter into any closing agreement with any Governmental Authority with respect to Taxes, (vii) conclude or initiate any voluntary disclosure (or similar process or procedure) with respect to Taxes, (viii) enter into any agreement related to Taxes, or (ix) take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any taxable period ending after the Closing Date and, with respect to any Post-Closing Tax Period. Member agrees that Buyer is to have no liability for any Tax resulting from any action of Member, the Company, its Affiliates or any of their respective Representatives contrary to the foregoing, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Member when due. The Member shall, at his own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) The Member shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Member after the Closing Date with respect to a Pre-Closing Tax Period (each, a “Member Prepared Return”).

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(d) Any such Member Prepared Return shall, to the extent it is with respect to a taxable period ending on or before the Closing Date, be prepared in a manner consistent with past practice (unless otherwise required by Law); provided, however, that Buyer shall be authorized to cause an election under Section 6221(b) of the Code (and any similar provision of state or local Law) to be made on any applicable Tax Return of the Company regardless of whether such election is in accordance with the Company’s past practice. Each Member Prepared Return and shall be submitted to Buyer by the Member (together with schedules, statements and, to the extent requested by the Member, supporting documentation) at least thirty (30) days (or, in the case of Member Prepared Returns due within thirty (30) days after the Closing Date, at least ten (10) days) prior to the due date (including extensions) of such Member Prepared Return. If Buyer objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Member Prepared Return (or, in the case of Member Prepared Returns due within thirty (30) days after the Closing Date, within five (5) days of such delivery), notify Member in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Member shall consider in good faith any reasonable changes requested by the Member in such notice of objection. No later than five (5) days prior to the due date (taking into account extensions) for any Member Prepared Returns, the Member shall pay to Buyer the aggregate amount of Taxes reflected thereon that are (i) payable by Buyer or the Company, and (ii) attributable to a Pre-Closing Tax Period or for which the Member is otherwise liable pursuant to this Agreement (including, for the avoidance of doubt, any Pre-Closing Taxes), except to the extent any such Taxes were treated as a Liability in the calculation of Closing Company Indebtedness in a manner that reduced the Purchase Price (as finally determined). The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(e) If the Partnership receives notice of a final Partnership Adjustment from the IRS or any State or Local taxing authority, the Partnership Representative shall make the push out election pursuant to section 6226 of the Internal Revenue Code.

7.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing, Tax allocation, Tax indemnity and similar Contracts and agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, the Member nor any of the Member’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

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7.3 Tax Indemnification. The Member shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any and all Losses attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.21 or otherwise with respect to Taxes; (b) any and all Losses attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article 7; (c) any and all Losses related to Taxes of or payable by or with respect to the Company or its business or assets for all Pre-Closing Tax Periods, including (i) any and all Taxes deferred pursuant to any COVID-19 Law regardless of when due and payable, (ii) any and all Taxes (or other Liabilities) related to any “imputed underpayment” (within the meaning of Section 6225 of the Code (and similar applicable Laws)) attributable to a Pre-Closing Tax Period, and (iii) any and all Taxes related to any PTET Election filed with respect to any Pre-Closing Tax Period; (d) any and all Losses related to Taxes of any member of an affiliated, consolidated, combined, unitary or other Tax group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date; (e) any and all Losses related to Taxes of any Person imposed on or payable by the Company (or an owner thereof) arising under the principles of transferee or successor liability or by Contract, Law (including Treasury Regulations Section 1.1502-6) or otherwise, relating to an event or transaction occurring before the Closing Date; (f) any and all Losses related to Taxes of the Member, including those arising directly or indirectly as a result of the Transactions; and (g) any and all Losses related to Taxes required to be borne and paid by the Member under Section 7.1(b) (any and all Taxes identified in clauses (c) through (f) hereof, “Pre-Closing Taxes”). The Member shall reimburse Buyer by wire transfer of immediately available funds for any Losses or Taxes that are the responsibility of the Member pursuant to this Section 7.3 no later than ten (10) Business Days prior to the date on which payment of such Losses or Taxes is due by Buyer or the Company.

7.4 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Taxes of or with respect to the Company for any Pre-Closing Tax Period shall be:

(a) in the case of Taxes based upon, or related to, income, withholding, wages, sales, profits, income or receipts or that are imposed on a periodic basis (including property Taxes), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire period.

7.5 Contests. Buyer, on the one hand, and the Member, on the other hand, agrees to give written notice to the other of the receipt of any written notice by such party or its Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article 7 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of the Member (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim in a manner that may reasonably be expected to adversely affect the Member’s liability for Taxes; and, provided further, that the Member shall, at its own cost and expense and to the extent permitted by Law and the applicable Governmental Authority, be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose.

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7.6 Cooperation and Exchange of Information. The Member and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 7 or in connection with any audit or other proceeding in respect of Taxes of or with respect to the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Member agree that all books and records in their possession with respect to Tax matters pertinent to the Company are the property of the Company. The Member shall deliver all such books and records to the Company prior to Closing. After the Closing, the Company shall make available to the Member such books and records to the extent reasonably necessary for the Member’s review of Tax Returns prepared pursuant to Section 7.1 or for any other reasonable purpose related to the Member’s ownership of the Company prior to the Closing, provided, however, that in no event will the Member be entitled to information under this Section in connection with any litigation or dispute among the parties. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer shall not be required to provide any Tax Returns (including portion thereof) or any other information with respect to any of its Affiliates (other than the Company), except to the extent such Tax Return (or portion thereof) is with respect to the Company.

7.7 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 7 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

7.8 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.21 and this Article 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

7.9 Overlap. To the extent that any obligation or responsibility pursuant to Article 9 may overlap with an obligation or responsibility pursuant to this Article 7, the provisions of this Article 7 shall govern.

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ARTICLE 8

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) No Action shall have been commenced against Charge, Buyer, the Member or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

8.2 Conditions to Obligations of Charge and Buyer. The obligations of Charge and Buyer to consummate the Transactions shall be subject to the fulfillment or Charge’s or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of contained in Article 3 and Article 4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and the Member shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company and the Member shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Section 8.2(c) of the Disclosure Schedule shall have been filed, made or obtained, as applicable.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) [RESERVED]

(f) Buyer shall have received estoppel certificates and non-disturbance agreements, and to the extent applicable, consent to assignment of lease, from the lessor of, and lender with respect to, each Leased Real Property addressed to the Company in customary form.

(g) The Company shall have delivered an Estimated Closing Statement pursuant to Section 1.3 in a form reasonably approved by Buyer.

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(h) The Company and the Member shall have delivered each of the closing deliverables set forth in Sections 2.2 and 2.3.

(i) The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

8.3 Conditions to Obligations of the Company and the Member. The obligations of the Company and the Member to consummate the Transactions shall be subject to the fulfillment or the Member’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Charge and Buyer contained in Article 5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Charge and Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) no change has occurred that could reasonably be expected to result in a Material Adverse Effect.

(d) Charge has continued to list its stock on the NASDAQ exchange prior to and on the Closing Date.

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ARTICLE 9

INDEMNIFICATION

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.21 which are subject to Article 7) shall survive the Closing and shall remain in full force and effect for eighteen (18) months following the Closing Date (the “General Survival Period”); provided, that the representations and warranties in Article 3, Section 4.1, Section 4.2, Section 4.3(a), Section 4.4, Section 4.5, Section 4.9(a)(xiv), Section 4.11(a), Section 4.16, Section 4.19, Section 4.21, Section 4.27, Section 4.28, Section 5.1, Section 5.2(a), Section 5.3, Section 5.4, Section 5.5, and Section 5.6 and any representation in the case of fraud, intentional misrepresentation or intentional breach (collectively, the “Fundamental Representations”), shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article 7 which are subject to Article 7) and any statement contained in any certificate delivered pursuant hereto shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, the references in this Section 9.1 to the “statutes of limitations” shall refer to the statute of limitations applicable to the particular matter that gave rise to a breach of the representation or warranty in question, and not to the statute of limitations applicable to a breach of this Agreement.

9.2 Indemnification by the Member. Subject to the other terms and conditions of this Article 9, the Member shall indemnify and defend each of Buyer and its Affiliates (including after the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that is or may be incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

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(a) an inaccuracy in or breach of any representation or warranty of the Member or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Member or the Company pursuant to this Agreement (other than in respect of Section 4.21 or otherwise with respect to Taxes, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article 7), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) A breach or non-fulfillment of any covenant, agreement or obligation to be performed by Member or the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 7, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article 7);

(c) Company Transaction Expenses or any Indebtedness outstanding as of Closing and not included in the calculation of Adjusted Purchase Price;

(d) The failure to be licensed or qualified to do business or in Good Standing in any jurisdiction in which the properties owned or leased by it or the operation of the Business by it makes such licensing or qualification necessary.

(e) any audit, review, or similar action undertaken by the PPP Lender, SBA or any other Governmental Authority with regard to the PPP Loans or the ERC Grant;

9.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 9, Buyer shall indemnify and defend the Member and his Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

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(a) an inaccuracy in or breach of any of the representations or warranties of Charge or Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Charge or Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by Charge or Buyer pursuant to this Agreement (other than Article 7, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article 7).

9.4 Indemnification Procedures. The party making a claim under this Article 9 is referred to as the “Indemnified Person”, and the party against whom such claims are asserted under this Article 9 is referred to as the “Indemnifying Person”.

(a) Third Party Claims.

(i) Notice. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party or an Affiliate of a party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.

(ii) Right to Defend. Upon receipt of the notice, the Indemnifying Person will have the right to defend the Indemnified Person against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Person, provided, that (i) within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim the Indemnifying Person acknowledges in writing to the Indemnified Person its unqualified obligation to indemnify the Indemnified Person as provided hereunder; provided, further, that, if after the Indemnifying Person acknowledges its unqualified obligation to indemnify the Indemnified Person and assumed the defense of such Third Party Claim, (A) new allegations or claims are asserted as part of such Third Party Claim, or (B) the original Third Party Claim is otherwise amended in a manner that materially increases the indemnification obligations of the Indemnifying Person under such Third Party Claim (including by reason of new facts having been discovered or being alleged), then, in each such case, the Indemnifying Person shall either (1) notify the Indemnified Person of such changes to the original Third Party Claim, within fifteen (15) days of such changes, and turn over the defense of the Third Party Claim to the Indemnified Person, in which case the Indemnifying Person shall be deemed not to have acknowledged its obligation to indemnify the Indemnified Person (except to the extent all or any portion of the original Third Party Claim has already been determined, compromised or settled), or (2) continue to defend such Third Party Claim, in which case the Indemnifying Person shall be deemed to have acknowledged its obligation to indemnify the Indemnified Person with respect to such Third Party Claim as so changed, (ii) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages or an injunction or other equitable relief, (iv) the Third Party Claim does not involve a class action lawsuit and (v) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Person will keep the Indemnified Person apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Person to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, (x) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (y) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to Section 9.5(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Member and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

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(iii) Cooperation. With respect to any Third-Party Claim, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The parties agree to provide reasonable access to the other parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other party. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Person shall not enter into settlement or compromise of any Third-Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto, if it is not defending such Third Party Claim. If the Indemnifying Person is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Person unless such settlement, compromise or judgment (A) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Person, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Person, (B) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Person, and (C) provides, for the complete, final and unconditional release of each Indemnified Person and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Person.

(b) Direct Claims. Any Action by an Indemnified Person on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

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(c) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 7) shall be governed exclusively by Article 7 hereof.

9.5 Manner of Payments.

(a) All indemnification payments owing by Buyer to any Member Indemnitee hereunder, as finally determined pursuant to this Article 9, shall be affected, no later than five (5) Business Days after the final determination thereof by wire transfer of immediately available funds from Buyer to an account designated in writing by such Person.

(b) All indemnification payments owing by the Member to any Buyer Indemnitee hereunder, as finally determined pursuant to this Article 9, shall be effected, no later than five (5) Business Days after the final determination thereof, (i) first, by the reduction in the number of shares of the Holdback Stock in an amount equal to the value of such indemnification payment owed by the Member, and (ii) second, to the extent that the Holdback Stock is insufficient to satisfy such indemnification payments, by wire transfer of immediately available funds from the Member to an account designated in writing by such Buyer Indemnitee; provided, however, in the event the Member does not wire transfer immediately available funds within five (5) Business Days after notification that the Holdback Stock is insufficient to satisfy such indemnification payments, Buyer shall have the right, but not the obligation, in its sole discretion to set-off any unsatisfied indemnification amount against Earnout Funds payable or that may be payable under Section 1.6 hereof. For the avoidance of doubt, Buyer may exercise its rights pursuant to this Section 9.5(b) on more than one occasion to the extent applicable Losses are incurred, which are not paid by the Member and which are determined to be owing as provided above.

(c) For purposes of utilizing the Holdback Stock to satisfy indemnification payments due from the Member, the per share value of the Holdback Stock being so utilized shall be determined upon the thirty (30) day volume weighted average market price of the Stock Consideration ending on the last trading day immediately prior to the Buyer Indemnitee providing notice of the indemnifiable Losses to the Member.

9.6 Limitations.

(a) Except with respect to any Losses in connection with Section 9.2(a) for any inaccuracy or breach of any Fundamental Representation, the aggregate amount of all Losses for which the Member shall be liable with respect to any obligation under Section 9.2(a) shall not exceed Two Million Dollars ($2,000,000) (the “Cap”).

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(b) The maximum aggregate amount of all Losses for which the Member shall be liable with respect to Section 9.2(a) for any inaccuracy or breach of any Fundamental Representation, other than representations set forth in Section 4.21, shall not exceed $6,000,000, plus the aggregate value of the Stock Consideration determined upon the thirty (30) day volume weighted average market price of the Stock Consideration ending on the last trading day immediately prior to the Buyer Indemnitee providing notice of the indemnifiable Loses to the Member, plus any Earnout Funds paid (collectively, the “Fundamental Cap”).

(c) The Member shall not have any liability under Section 9.2 until the Buyer Indemnitees have suffered Losses in excess of Fifty Thousand Dollars ($50,000.00) (the “Basket”) in the aggregate arising from claims made pursuant to Section 9.2, after which the Member shall be liable in accordance with and subject to the terms of this Article 9 for only those Losses in excess of the Basket.

(d) Notwithstanding the foregoing, Losses suffered in connection with any inaccuracy or breach of Section 4.21, or any Losses suffered in connection with fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of the Member or the Company shall be not be subject to the Basket, the Cap, or the Fundamental Cap, and any Losses suffered in connection with any inaccuracy or breach of a Fundamental Representation shall not be subject to the Basket.

9.7 No Circular Recovery

(a). The Member may not seek indemnification under the Governing Documents of the Company for any matter for which the Member have an indemnification obligation hereunder.

9.8 Materiality. For purposes of calculating the amount of Losses incurred by a Person seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty, covenant or agreement contained herein, and for purposes of determining whether such a breach has occurred, the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality”, “Material Adverse Effect” or other similar qualifications.

9.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated for Tax purposes by the parties as an adjustment to the Purchase Price, unless otherwise required by Law.

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9.10 Effect of Investigation and Waiver. Each party hereby agrees that its representations, warranties and covenants (and any related conditions to Closing) shall not be affected or deemed waived by reason of the fact that any other party knew or should have known that such representations, warranties and covenants is or may be inaccurate or may have been breached, unless the other party expressly agreed in a writing delivered prior to Closing to waive such inaccuracy or breach.

9.11 Exclusive Remedies. Subject to Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of a party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in Article 7 and this Article 9. Nothing in this Section 9.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, intentional misrepresentation, criminal activity or willful misconduct.

9.12 No Contribution. Anything to the contrary herein notwithstanding, the Member shall not have any right to seek any indemnification or contribution from or remedy against the Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Company or the failure of the Company to comply with any covenant or agreement to be performed by the Company on or prior to the Closing Date and the Member hereby waives any such claim he may have against the Company with respect thereto whether at law, in equity or otherwise.

9.13 Separate Basis for Claim. If any party hereto has breached any representation, warranty or covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

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ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Member and Buyer;

(b) by Buyer by written notice to the Member if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Member or the Company in this Agreement that would give rise to the failure of any of the conditions specified in Article 8 and such breach, inaccuracy or failure has not been cured within ten (10) days of the Member’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2023 (the “Outside Date”) unless such failure shall be due to the failure of Charge or Buyer to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing;

(c) by the Member by written notice to Buyer if:

(i) neither the Member nor the Company is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Charge or Buyer in this Agreement that would give rise to the failure of any of the conditions specified in Article 8 and such breach, inaccuracy or failure has not been cured within ten (10) days of Buyer’s receipt of written notice of such breach from the Member; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Member or the Company to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or the Member in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order shall have become final and non-appealable.

10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party except:

(a) for this Article 10 and Section 6.10 and Article 11, which provisions shall survive the termination of this Agreement; and

(b) that nothing herein shall relieve any party from liability for any breach of any provision hereof.

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ARTICLE 11

MISCELLANEOUS

11.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that the Member shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under any process required by a Governmental Authority.

11.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to the Member or the Company (prior to the Closing):	Greenspeed Energy Solutions, L.L.C. 3295 River Exchange Drive, Suite 405 Peachtree Corners, GA 30092 Attention: Paul M. Williams Email: pwilliams@greenspeed.com

with a copy (which shall not constitute notice) to:	Ellis Funk, P.C. 1117 Perimeter Center West, Suite E202 Atlanta, GA 30338 Attention: Barry Leitz, Esq. Facsimile: (404) 260-5544 Email: bleitz@ellisfunk.com

If to Charge or Buyer:	Nextridge, Inc. Charge Enterprises, Inc. 125 Park Avenue 25th Floor New York, NY 10017 Attention: Craig Denson Email: craig@charge.enterpises

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11.3 Construction. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) any reference to the masculine, feminine or neuter gender shall include each other gender; (g) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person, (h) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise, (i) when this Agreement states that the Company has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that the Company has made a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by Buyer and its representatives (and properly labeled, including both as to its location within the index to an electronic dataroom (the “Dataroom”) and the description of the file containing such document or information) in the Dataroom, as such materials were posted to the Dataroom at least three (3) Business Days prior to the date hereof and not removed on or prior to the date hereof, and, if any such document or information has not been continuously available to each of Buyer’s representatives who have access to the Dataroom since the initial date such representatives were granted access, a notification that such document or information was added to the Dataroom has been sent to each representative of Buyer who has access to the Dataroom prior to the fifth (5th) Business Day preceding the Closing Date, (j) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date of this Agreement and the Closing Date, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (l) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (m) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (n) references to “day” means calendar days unless Business Days are expressly specified, (o) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (p) references to a party means a party to this Agreement, (q) references to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto, (r) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and (s) a reference to a list, or any like compilation (whether in the Schedules to this Agreement or elsewhere), means that the item referred to is complete and correct. All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document. Unless expressly provided otherwise, any approval or consent required to be given by a party in this Agreement shall be given or withheld by such party in its sole discretion. The fact that any representation and warranty may be more specific than any other representation and warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any other representation and warranty contained herein.

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11.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

11.5 Entire Agreement. This Agreement and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

11.6 Non-Disclosure Agreement. The terms of the Non-Disclosure Agreement dated February 9, 2023 by and between Charge and the Company (the “Non-Disclosure Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Non-Disclosure Agreement and the obligations of Charge and its Affiliates thereunder shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, then the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

11.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that Buyer shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Buyer, provided further that such assignment shall not relieve Buyer of any of its obligations hereunder, (b) in connection with the sale of all or any substantial portion of the assets of Buyer or one or more Affiliates of Buyer or (c) for collateral security purposes to any lender providing financing to Buyer. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

11.8 No Third-Party Beneficiaries. Except as provided in Section 7.3 and Article 9, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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11.10 Governing Law. This Agreement and the Transaction Documents shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to such state’s or any other jurisdiction’s principles of conflicts of law.

11.11 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any Action against Charge, Buyer, the Company, or the Member arising out of, or with respect to, this Agreement or any Governmental Order entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in the State of Delaware (the “Designated Courts”), and such parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Action. Charge and Buyer hereby designates the individual listed in Section 11.2 to whom notice may be given on behalf of Charge or Buyer as its true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of the Company (before the Closing) or the Member. The Member and the Company (before the Closing) hereby designate the Person listed in Section 11.2 to whom notice may be given on behalf of the Company as their true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of Charge or Buyer.

(b) In addition, each of Charge, Buyer, the Company and the Member hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it or he may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any Designated Court or any Governmental Order entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Action brought in the Designated Courts has been brought in an inconvenient forum.

(c) EACH of Charge, BUYER, THE COMPANY AND THE MEMBER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.11. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.13 Counterparts; Effectiveness. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“BUYER”

NEXTRIDGE, INC.

By:	/s/ Craig Denson

Name: Craig Denson
Title: Treasurer and Chairman

CHARGE ENTERPRISES, INC.

By:	/s/ Craig Denson
Name: Craig Denson
Title: Chief Operating Officer and Chief Compliance Officer

“COMPANY”

GREENSPEED ENERGY SOLUTIONS, L.L.C.

By:	/s/ Paul Williams
Name: Paul Williams
Title: President and CEO

“MEMBER”

/s/ Paul Williams
Paul M. Williams

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ANNEX A

DEFINITIONS

In this Annex, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Annex are to Sections of this Agreement):

Term:	Section:
Accounting Expert	1.5(c)
Accounting Principles	1.3
Acquisition Proposal	6.3(a)
Agreement	Preamble
Allocation Schedule	1.2(b)
Basket	9.6(c)
Benefit Plan	4.19(a)
Buyer	Preamble
Buyer Indemnitees	9.2
Cap	9.6(a)
Closing	1.1
Closing Company Transaction Expenses	1.3(a)
Closing Date	1.3
Closing Statement	1.5(a)
Company	Preamble
Company Encumbrances	2.3(g)
Company Intellectual Property	4.12(a)(ii)
Company IP Agreements	4.12(a)(ii)
Company IP Registrations	4.12(a)(iii)
Company Transaction Expenses	2.3(h)
Confidential Information	6.5
Dataroom	11.3
Designated Courts	11.11(a)
Direct Claim	9.4(b)
Earnout Measurement Period	1.6(b)(iii)
Earnout Measurement Periods	1.6(a)(i)
Earnout Funds	1.6(b)(ii)
Earnout Objection	1.6(d)(ii)
Earnout Statement	1.6(a)(i)
Effective Time	2.1
Encumbrance Removal Expenses	1.4(d)
Environmental Claim	4.18(a)(i)
Environmental Law	4.18(a)(ii)
Environmental Notice	4.18(a)(iii)
Environmental Permit	4.18(a)(iv)
ERISA	4.19(a)

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Term:	Section:
ERISA Affiliate	4.19(a)
Estimated Adjusted Purchase Price	1.3(d)
Estimated Closing Balance Sheet	1.3
Estimated Closing Working Capital	1.3(c)
Estimated Closing Working Capital Deficit	1.3(c)
Estimated Closing Working Capital Surplus	1.3(c)
Estimated Closing Company Transaction Expenses	1.3(a)
Estimated Closing Company Indebtedness	1.3(b)
Estimated Closing Statement	1.3
Export Control Laws	4.22(a)
Financial Statements	4.6(a)
First Earnout Measurement Period	1.6(b)(v)
Fundamental Cap	9.6(b)
Fundamental Representations	9.1
General Survival Period	9.1
Hazardous Materials	4.18(a)(v)
Indemnified Person	9.4
Indemnifying Person	9.4
Indemnity Holdback Pledge Agreement	1.4(a)
Insurance Policies	4.15
Intellectual Property	4.12(a)(iv)
Leased Real Property	4.10(b)
Material Contract.	4.9(a)
Material Customers	4.14(a)
Material Suppliers	4.14(c)
Member Indemnitees	9.3
Neutral Accounting Firm	1.5(c)
Non-Disclosure Agreement	11.6
Notice of Disagreement	1.5(b)
Outside Date	10.1(b)(ii)
Personal Property	4.11
Post-Closing Claims	6.13
Post-Closing Tax Period	7.1(a)
PPP Lender	4.29
PPP Loans	4.29
Pre-Closing Tax Period	7.1(c)
Present Fair Salable Value	4.6(e)
Purchase Price	1.2
Qualified Benefit Plan	4.19(c)
Real Property	4.10
Related Party Transactions and Relationships	4.26
Release	6.8
Released Claims	6.8(a)
Released Parties	6.8(a)
Releasors	6.8(a)
Resolution Period	1.5(c)
Restricted Territory	6.6(a)(i)
Review Period	1.5(b)
Securities Act	3.9
Member Indemnitees	9.3
Member	Preamble

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“Accounting Principles” means GAAP and, to the extent not inconsistent with GAAP, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Action” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, complaint, claim, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), audit, examination, probe or inquiry by any Governmental Authority or any other dispute, including any adversarial proceeding arising out of this Agreement.

“Adjusted Purchase Price” means the Purchase Price plus the Closing Working Capital Surplus or minus the Closing Working Capital Deficit, as applicable, minus the Closing Company Indebtedness, minus the Closing Company Transaction Expenses, minus Encumbrance Removal Expenses.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the business conducted by the Company or any Affiliate of the Company, including commercial and industrial electrical and telecommunication contracting services.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Closing Cash Payment” means an amount equal to the Estimated Adjusted Purchase Price minus the value of the Stock Consideration. For the avoidance of doubt, if the Adjusted Purchase Price is $2,000,000 or less, the Closing Cash Payment shall be zero.

“Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid and unaccrued as of immediately prior to the Closing (but inclusive of all amounts that will or may become due at or following the Closing by reason of the Transactions).

“Closing Company Indebtedness” means the outstanding balance of Indebtedness of the Company remaining unpaid as of immediately prior to the Closing.

“Closing Working Capital” means (i) the Current Assets of the Company, less (ii) the Current Liabilities of the Company, as determined at close of business on the Closing Date. If the difference between the Closing Working Capital and the Target Closing Working Capital is a positive value then it will be described as the “Closing Working Capital Surplus.” If the difference between the Closing Working Capital and the Target Closing Working Capital is a negative value, then it will be described as the “Closing Working Capital Deficit.”

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“Company Transaction Expenses” means the aggregate amount of (i) all fees and expenses incurred by the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents, and the Transactions, including all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (ii) all amounts payable by the Company under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions, (iii) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the Transactions, and (iv) the Tail Insurance.

“Current Assets” means cash and cash equivalents, accounts receivable, cost in excess of billings, Inventory, prepaid expenses and other current assets pursuant to the Accounting Principles, but excluding (i) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (ii) current and deferred Tax assets, determined in accordance with the Accounting Principles, and (iii) any accounts receivable to the extent not collected within one hundred and eighty (180) days from the Closing Date.

“Current Liabilities” means accounts payable, lease payments, payments related to Indebtedness not being satisfied in connection with the Closing, accrued Taxes, billings in excess of cost, accrued expenses and other current liabilities pursuant to the Accounting Principles, but excluding current and deferred Tax liabilities, current portions of long-term debt, deferred consideration and other Indebtedness that is satisfied at Closing, determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral to which the Company is a party or by which any of its assets or properties are bound.

“COVID-19” means SARS-CoV-2, coronavirus, COVID-19 or any related virus or illness commonly referred to by any such name (including any evolution or mutation thereof before, on or after the date hereof) or any other epidemic, pandemic or disease outbreak.

“COVID-19 Law” means any Law, order, mandate, directive, proclamation, regulation or ruling in connection with, in response to, or intended to address the consequences of COVID-19.

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“Disclosure Schedule” means that certain document identified as the Disclosure Schedule, dated as of the date hereof (as the same may be modified from time to time in accordance with the terms hereof), delivered by the Company and the Member to Buyer in connection with this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify only (i) the corresponding Section of this Agreement, (ii) any other Section of this Agreement to which such disclosure makes express reference or (iii) any other Section of this Agreement to the extent the relevance of the information disclosed in such Section in the Disclosure Schedule to such other Section is readily apparent on its face. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any party unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person will be deemed to own a property or asset subject to an Encumbrance if it holds such property or asset subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Family” means, with respect to a particular individual, (a) the individual, (b) the individual’s spouse and former spouse(s), (c) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (d) any other natural person who resides with such individual.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means with respect to any Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if a trust, the instrument governing the trust; (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (g) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (h) any amendment or supplement to any of the foregoing.

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holdback Stock” means shares of the Stock Consideration pledged by the Member to the Buyer and held as security for the purposes of the indemnification obligations of the Member set forth in this Agreement and pursuant to the terms of the Indemnity Holdback Pledge Agreement. The number of shares of Stock Consideration to be pledged by the Member shall have an aggregate value of One Million Dollars ($1,000,000), with the per share price being determined based upon the thirty (30) day volume weighted average market price of the common stock of Charge Enterprises, Inc. ending on the last trading day immediately prior to the Closing Date.

“Indebtedness” means the following obligations: (a) all indebtedness or other obligations of the Company for borrowed money, whether current, short-term or long-term, secured or unsecured, including all overdrafts and negative cash balances; (b) all indebtedness of the Company for the deferred purchase price for purchases of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (whether earn-outs, indemnity payments, non-compete payments, consulting payments, retention bonuses, severance payments or other similar payments, or otherwise; in each case whether contingent or not and valued at the maximum amount thereof) except any trade payable incurred in the Ordinary Course of Business that is treated (in its entirety) as a current account payable under GAAP; (c) all lease obligations of the Company under leases that have been or should be capitalized in accordance with GAAP; (d) the aggregate face amount of all outstanding letters of credit issued on behalf of the Company; (e) all obligations of the Company arising under acceptance facilities; (f) all guaranties, endorsements and other contingent obligations of the Company to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (g) all obligations of the Company under any interest rate protection, foreign currency exchange, or other interest or exchange rate swap or hedging agreement or arrangement, or other derivative product; (h) all obligations secured by an Encumbrance upon any assets or properties of the Company; (i) all outstanding or held checks, money orders or similar instruments of the Company as of the Closing; (j) any and all unpaid Pre-Closing Taxes of or payable by or with respect to the Company, including (i) any and all Taxes deferred pursuant to any COVID-19 Law for any Pre-Closing Tax Periods regardless of when such amounts are due and payable, and (ii) any and all Taxes payable by the Company as a result of any PTET Election regardless of when such amounts are due and payable; (k) all Liabilities of the Company pursuant to any phantom equity plan or Liabilities with respect stock appreciation or similar rights or arising from non-qualified deferred compensation arrangements, plans or policies or other forms of deferred compensation arrangements; (l) any other Liabilities, contingent or otherwise, that, in accordance with GAAP, should be classified upon the balance sheet of the Company as indebtedness; (m) all “withdrawal liability” of the Company to a “multiemployer plan” as such terms are defined under ERISA, (n) all indebtedness referred to in clauses (a) through (m) above of any Person other than the Company that is guaranteed by the Company; (o) declared but unpaid distributions; and (p) accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of, any such foregoing obligation.

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“Key Employee” means each of Paul M. Williams, Thomas Dean Sigmon, Scott Stone, Jeffrey K. Kinney, Erin A. Williams, Catherine C Munoz, and James G. Latham.

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the knowledge of any of the following persons: (i) the Member, and (ii) the Key Employees. Any such person shall be deemed to have “knowledge” of a particular fact or other matter if such person (a) is actually aware of such fact or other matter or (b) would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of operating the business.

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or other administrative law, constitution, common law principle, ordinance, code, statute, judgment, injunction, decree, order, rule, statute or governmental regulation, or “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, (b) any binding judicial or administrative interpretation of any of the foregoing, (c) the terms and conditions of any agreement relating to the Company with a Governmental Authority, (d) the terms and conditions of any certification relating to the Company to any Governmental Authority, (e) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder, (f) any rules, regulations, orders, decrees, consents, or judgments of any regulatory agency, stock exchange or similar self-regulatory organization, court or other Person, or (g) any applicable requirements associated with any Permits.

“Leak Out Agreement” means that certain Leak Out Agreement by and between the Member and Charge restricting the Member’s ability to sell any shares of the Stock Consideration pursuant to the terms set forth therein.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” mean any and all claims, damages, decline in value, judgements, Liabilities, losses (including, without limitation, punitive, exemplary, consequential or indirect damages and liabilities of any kind), lost profits, penalties, settlement payments, arbitration awards, taxes and costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims or enforcing rights to indemnification hereunder) and the cost of pursuing any insurance providers in each case whether or not arising out of Third Party Claims; provided, however, that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

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“Material Adverse Effect” means any development, event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of a party, taken as a whole, or (b) the ability of a party to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the party operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) pandemic or epidemic events, including but not limited to COVID-19; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the party compared to other participants in the industries in which such party operates.

“Ordinary Course of Business” of a Person means an action taken by such Person if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the members or managers (or other similar position) of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person. No violation of Law or Contracts shall be deemed in the Ordinary Course of Business.

“Permits” means all permits, certificates, licenses, approvals, governmental notifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations (and applications therefor) from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Year-End Balance Sheet; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business and that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PTET Election” means an election to be subject to an entity-level Tax imposed by any jurisdiction on an entity treated as a passthrough entity for U.S. federal income tax purposes in lieu of a Tax on one or more of such entity’s partners, members, or owners.

“Related Person” means (a) with respect to an entity, (i) any Affiliate of such entity, (ii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity) of such entity, (iii) any Person with respect to which such entity serves as a general partner or a trustee (or in a similar capacity), and (iv) any Person that would be a Related Person of any individual described in clause (i) or (ii) pursuant to clause (b) of this definition or (b) with respect to an individual, (i) each other member of such individual’s Family, and (ii) any entity with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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“Stock Consideration” means shares of common stock of Charge Enterprises, Inc. issued to the Member as a portion of the Purchase Price. The number of shares of Stock Consideration to be issued to the Member (subject to adjustment as provided in the Agreement) shall have an aggregate value of Two Million Dollars ($2,000,000), with the per share price being determined based upon the thirty (30) day volume weighted average market price of the common stock of Charge Enterprises, Inc. ending on the last trading day immediately prior to the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP as of such date, (b) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Target Closing Working Capital” means One Million One Hundred Thousand Dollars ($1,100,000).

“Tax Return” means any return, declaration, report, form (including elections, estimates, declarations or amendments), claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) any and all federal, state, local, foreign and other income, gross receipts, sales, use, gains, production, value added, ad valorem, goods and services, inventory, transfer, franchise, registration, recording, profits, license, lease, capital, service, service use, net worth, withholding, business, contributions, payroll, employment, unemployment, social security (or similar), disability, pension insurance contributions, estimated, excise, export, severance, margin, environmental, natural resources, stamp, occupation, premium, intangibles, property (including real or personal), alternative or add-on minimum, real property gains, escheat or unclaimed or abandoned property obligations, windfall profits, customs or other duties or other taxes, fees, obligations, assessments or charges of any kind whatsoever, (ii) any and all Liabilities for the payment of any amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under applicable Law), as a result of transferee or successor Liability, or by Law, Contract or otherwise, and (iii) together with any interest, fines, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

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